U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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Array BioPharma Inc.
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3200 Walnut Street
Boulder, CO 80301
September 13, 2013
Dear Stockholder:
You are cordially invited to attend Array BioPharma Inc.'s Annual Meeting of Stockholders on October 23, 2013, at 1:00 p.m., Mountain Time, at Array's offices, located at 1825 33rd Street, Boulder, Colorado 80301.
The matters to be acted on at the Annual Meeting are described in the enclosed notice and Proxy Statement.
We realize that you may not be able to attend the Annual Meeting and vote your shares in person. However, regardless of your meeting attendance, we need your vote. We urge you to ensure that your shares are represented by voting in advance of the meeting on the Internet or via a toll-free telephone number, as instructed in the Notice of Internet Availability of Proxy Materials, or if you have elected to receive a paper or e-mail copy of the proxy materials, by completing, signing and returning the proxy card that is provided. If you decide to attend the Annual Meeting, you may revoke your proxy at that time and vote your shares in person.
Please remember that this is your opportunity to voice your opinion on matters affecting Array. We look forward to receiving your proxy and perhaps seeing you at the Annual Meeting.

Sincerely,

Ron Squarer Chief Executive Officer

2

3200 Walnut Street
Boulder, CO 80301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 23, 2013

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Array BioPharma Inc. to be held on October 23, 2013, at 1:00 p.m., Mountain Time, at the offices of Array located at 1825 33rd Street, Boulder, Colorado 80301, to consider and vote upon the following matters:

1.	Election of three Class I directors to serve for a three-year term of office expiring at the 2016 Annual Meeting of Stockholders;

2.	Holding an advisory vote to approve executive compensation as disclosed in the accompanying proxy statement;

3.	Ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending June 30, 2014; and

4.	Any other matter that properly comes before the Annual Meeting.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.
The Board of Directors has fixed the close of business on August 26, 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and any continuation, postponement or adjournment thereof. Your vote is very important to Array and all proxies are being solicited by the Board of Directors. So, whether or not you plan on attending the 2013 Annual Meeting, we encourage you to submit your proxy as soon as possible (i) by accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) by signing, dating and returning a proxy card or instruction form provided to you. By submitting your proxy promptly, you will save the company the expense of further proxy solicitation. Please note that all votes cast by telephone or on the Internet must be cast prior to 11:59 p.m., Eastern Time, on October 22, 2013.

By Order of the Board of Directors,

John R. Moore Secretary
Boulder, Colorado
September 13, 2013

3200 Walnut Street
Boulder, CO 80301

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION
General
This Proxy Statement is furnished to stockholders of Array BioPharma Inc., a Delaware corporation, or Array, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Array to be held on October 23, 2013, at 1:00 p.m., Mountain Time, at the offices of Array located at 1825 33rd Street, Boulder, Colorado 80301, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of our Board of Directors.
Important Notice Regarding the Availability of Proxy Materials for the Fiscal 2013 Stockholder Meeting to be Held on October 23, 2013
Pursuant to the rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to certain of our stockholders of record. We are also sending a paper copy of the proxy materials and proxy card to other stockholders of record who have indicated they prefer receiving such materials in paper form. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice Regarding the Availability of Proxy Materials. We intend to mail the Notice Regarding the Availability of Proxy Materials or paper copies of the proxy statement and proxy card, as applicable, on or about September 13, 2013 to all stockholders entitled to vote at the Annual Meeting.
Stockholders will have the ability to access the proxy materials on the website referred to in the Notice Regarding the Availability of Proxy Materials or may request to receive a paper copy of the proxy materials by mail or electronic copy by electronic mail on a one-time or ongoing basis. Instructions on how to request a printed copy by mail or electronically may be found on the Notice Regarding the Availability of Proxy Materials and on the website referred to in that notice.
The Notice of Internet Availability of Proxy Materials will also identify the date, the time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors' recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request to receive, free of charge, a paper or e-mail copy of the Proxy Statement, our Annual Report and a form of proxy relating to the Annual Meeting; information on how to access and vote the form of proxy; and information on how to obtain directions to attend the meeting and vote in person should stockholders choose to do so.
Our Fiscal Year
Our fiscal year ends on June 30 of each year. In this proxy statement, when we refer to our fiscal year, we mean the twelve-month period ending June 30th of the stated year (for example, fiscal 2014 is July 1, 2013 through June 30, 2014).

What Are You Voting On?
You will be asked to vote on the following proposals at the 2013 Annual Meeting of Stockholders:

1.	Election of three Class I directors to serve for a three-year term of office expiring at the 2016 Annual Meeting of Stockholders;

2.	Holding an advisory vote to approve executive compensation as disclosed in the accompanying proxy statement;

3.	Ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending June 30, 2014; and

4.	Any other matter that properly comes before the Annual Meeting.
Who Can Vote
Only holders of record of shares of our common stock as of the close of business on the record date, August 26, 2013, are entitled to receive notice of, and to vote at, the Annual Meeting. The common stock constitutes the only class of securities entitled to vote at the Annual Meeting, and each share of common stock entitles the holder thereof to one vote. Your shares may be voted at the Annual Meeting, or any adjournments thereof only if you are present in person or your shares are represented by a valid proxy.
Difference between a Stockholder of Record and a “Street Name” Holder
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the methods described below under the heading “Voting Your Shares.”
Quorum
At the close of business on August 26, 2013, there were 117,148,643 shares of our common stock outstanding and entitled to vote at the Annual Meeting. The presence of a majority of the outstanding shares of our common stock entitled to vote constitutes a quorum, which is required in order to hold and conduct business at the Annual Meeting. Your shares are counted as present at the Annual Meeting if you:

•	are present in person at the Annual Meeting; or

•	have properly submitted a proxy card by mail or submitted a proxy by telephone or over the Internet.
If you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your broker, bank, trust or other nominee submits a proxy covering your shares. Your broker, bank, trust or other nominee is entitled to submit a proxy covering your shares as to certain “routine” matters, even if you have not instructed your broker, bank, trust or other nominee on how to vote on those matters.
Please see “Broker Non-Votes” below.

Voting Your Shares
You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.”
If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet or by telephone by following the instructions on the website referred to in the Notice Regarding Availability of Proxy Materials previously mailed to you. You may request a paper copy of the proxy statement and proxy card by following the instructions on the website and in the Notice Regarding Availability of Proxy Materials provided to you.
If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card, or by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you.
If you hold your shares of common stock in street name, you will receive a Notice Regarding Availability of Proxy Materials from your broker, bank, trust or other nominee that includes instructions on how to vote your shares. Your broker, bank, trust or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to submit your voting instructions by telephone or by completing, dating and signing the proxy card included with your proxy materials if you request a paper copy of them by following the instructions on the Notice Regarding Availability of Proxy Materials provided by your broker, bank, trust or other nominee.
Deadline for Submitting Your Proxy on the Internet or by Telephone
The Internet and telephone voting facilities will close at 11:59 P.M., Eastern Time, on October 22, 2013. Stockholders who submit a proxy through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by the stockholder. Stockholders who submit a proxy by Internet or telephone need not return a proxy card or the form forwarded by your broker, bank, trust or other holder of record by mail.
YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting.
Voting in Person
If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note that if your shares are held of record by a broker, bank, trust or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker, bank, trust or other nominee. Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy to vote your shares in advance of the Annual Meeting. Please see the important instructions and requirements below regarding “Attendance at the Annual Meeting.”
Changing Your Vote
As a stockholder of record, if you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy prior to the Annual Meeting by (i) delivering a written notice of revocation to the attention of the Secretary of the Company at our principal executive office at 3200 Walnut Street, Boulder, Colorado 80301, (ii) duly submitting a later-dated proxy over the Internet, by mail, or if applicable, by telephone, or (iii) attending the Annual Meeting in person and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
If your shares are held in the name of a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee.

If You Receive More Than One Proxy Card or Notice
If you receive more than one proxy card or Notice Regarding Availability of Proxy Materials, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the Internet, submit one proxy for each proxy card or Notice Regarding Availability of Proxy Materials you receive.
How Your Shares Will Be Voted
Shares represented by proxies that are properly executed and returned, and not revoked, will be voted as specified. YOUR VOTE IS VERY IMPORTANT.
If You Do Not Specify How You Want Your Shares Voted
If you are the record holder of your shares, and if you do not specify on your proxy how your shares are to be voted, your shares will be voted as follows:

•	FOR the election of three nominees for Class I director;

•	FOR executive compensation; and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending June 30, 2014.
We know of no other business to be transacted at the Annual Meeting. If other matters requiring a vote do arise, the persons named in the proxy intend to vote in accordance with their judgment on such matters.
Broker Non-Votes
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Brokers generally have discretionary authority to vote on the ratification of the selection of KPMG LLP as our independent registered public accountants. Brokers, however, do not have discretionary authority to vote on the election of directors to serve on our Board of Directors or on any stockholder proposal.
In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The Board of Directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.
Votes Required for Approval of Proposals
The election of directors will be approved by a plurality of the votes duly cast. Abstentions and broker non-votes are not counted for purposes of the election of directors. The advisory vote under PROPOSAL 2 and the ratification of the independent registered public accountants under PROPOSAL 3 will each require a favorable vote of a majority of the shares of our common stock present in person or by proxy, and entitled to vote at the Annual Meeting. Except for PROPOSAL 3, broker non-votes are not treated as present and entitled to vote for purposes of determining whether a proposal has been approved and, therefore, will not be counted for any purpose in determining the approval of any of the proposals. Abstentions represent shares entitled to vote and, therefore, the effect of an abstention will be a vote against PROPOSALS 2 and 3.

Inspector of Election
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Solicitation of Proxies
We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy, the Notice Regarding Availability of Proxy Materials and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or staff members. No additional compensation will be paid to our directors, officers or staff members for such services.
A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Annual Meeting and for 10 days prior to the Annual Meeting.
Attendance at the Annual Meeting
You must bring certain documents with you in order to be admitted to the Annual Meeting. The purpose of this requirement is to help us verify that you are actually a stockholder of the Company. Please read the following rules carefully, because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether you were a record holder of the Company's common stock as of the close of business on August 26, 2013 or held your shares through a broker, bank, trust or other nominee.
A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of the Company's transfer agent. Many stockholders are not record holders because their shares of stock are registered in the name of their broker, bank, trust or other nominee, and the broker, bank, trust or other nominee is the record holder instead.
To be admitted to the Annual Meeting, all persons must bring his or her Notice Regarding Availability of Proxy Materials or proxy card AND a valid personal photo identification (such as a driver's license or passport).
If you are a record holder, at the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on August 26, 2013.
If you hold your shares in the name of a broker, bank, trust or other nominee, then you must also bring to the Annual Meeting proof that you owned the shares of our common stock as of the close of business on August 26, 2013. Examples of proof of ownership include the following:

•	an original or a copy of the voting information from your bank or broker with your name on it;

•	a letter from your bank or broker stating that you owned shares of our common stock as of the close of business on August 26, 2013; or

•	a brokerage account statement indicating that you owned shares of our common stock as of the close of business on August 26, 2013.
If you are a proxy holder for an Array stockholder who owned shares of our common stock as of the close of business on August 26, 2013, then you must also bring to the Annual Meeting:

•
The executed proxy naming you as the proxy holder, signed by the stockholder who owned shares of our common stock as of the close of business on August 26, 2013 AND a valid personal photo identification (such as a driver's license or passport).

PROPOSAL 1 - ELECTION OF DIRECTORS
Our Board of Directors is composed of seven members divided into three classes having staggered three-year terms. At each Annual Meeting of Stockholders, the successors to the class of Directors whose terms expired are elected to serve three-year terms. The current term of the Class I directors will expire at the Annual Meeting. John A. Orwin, Gil J. Van Lunsen and John L. Zabriskie, Ph.D. have each been nominated for re-election at the Annual Meeting as a director to hold office until the 2016 Annual Meeting of Stockholders or until his successor is elected and qualified. The nominees have consented to serve a term as Class I directors. Should any of the nominees become unable to serve for any reason prior to the Annual Meeting, the Board of Directors may designate a substitute nominee, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee, or may reduce the number of directors on the Board of Directors.
Class I Director Nominees for Election - Term Expiring 2016
Below are biographies of the directors standing for election at the Annual Meeting and descriptions of the specific experience, qualifications, attributes or skills of the nominees that led the Corporate Governance Committee to recommend each person as a nominee for director:
John A. Orwin
Mr. Orwin, 48, has served as a member of our Board of Directors since November 2012. He became chief executive officer of Relypsa, Inc. in May 2013. From February 2011 to May 2013, Mr. Orwin served as Chief Executive Officer of Affymax, Inc., which he joined in April 2010 as President and Chief Operating Officer. From January 2005 to April 2010, Mr. Orwin served at Genentech, where he served as Senior Vice President, BioOncology Business Unit since 2007. From 2001 to 2004, Mr. Orwin served in various executive level positions at Johnson & Johnson. Prior to that Mr. Orwin was Senior Director, Oncology Marketing at ALZA Pharmaceuticals (acquired by Johnson & Johnson); Vice President, Marketing at Sangstat Medical Corporation; Marketing Director, Asthma at Rhone-Poulenc Rorer Pharmaceuticals and Product Manager, Schering Oncology/Biotech at Schering-Plough Corporation. Mr. Orwin serves on the board of directors of Relypsa, a private company, and publicly-traded Affymax, Inc.
Mr. Orwin brings to the Board of Directors executive-level experience at publicly-held and private biotechnology and large pharmaceutical companies, including significant experience in commercial launch and sales support. This experience allows Mr. Orwin to provide important strategic guidance to the company as it advances its programs to late-stage development and toward commercialization.
Gil J. Van Lunsen
Mr. Van Lunsen, 71, has served as a member of our Board of Directors since October 2002. Prior to his retirement in June 2000, Mr. Van Lunsen was an Office Managing Partner of KPMG LLP and led the firm's Tulsa, Oklahoma office. During his 33-year career, Mr. Van Lunsen held various positions of increasing responsibility within KPMG and was elected to the partnership in 1977. Mr. Van Lunsen is currently Chairman of both the Audit Committee and the Conflicts Committee at ONEOK Partners, GP, L.L.C. in Tulsa, Oklahoma. Additionally, Mr. Van Lunsen is currently the Audit Committee Chairman and a member of the Governance Committee and Compensation Committee at M/A-Com Technology Solutions, Inc. in Lowell, Massachusetts. Mr. Van Lunsen received a B.S./B.A. in Accounting from the University of Denver.
Mr. Van Lunsen has extensive experience with complex financial and accounting issues and, as a former partner of KPMG LLP, as well as chairman of the audit committees of two other public companies, provides valuable leadership and insights to the Board of Directors on financial as well as governance matters. During his tenure on our Board of Directors and the Audit Committee, Mr. Van Lunsen has also developed an intimate knowledge of critical operational and financial issues facing our company and our industry.
John L. Zabriskie, Ph.D.
Dr. Zabriskie, 74, has served as a member of our Board of Directors since January 2001. Dr. Zabriskie is Co-Founder and Director of Puretech Ventures, LLC, and the past Chairman of the Board, Chief Executive Officer and President of NEN Life Science Products, Inc., a leading supplier of kits for labeling and detection of DNA. Prior to joining NEN Life Science Products, Dr. Zabriskie was President and Chief Executive Officer of Pharmacia & Upjohn Inc. As Chairman of the Board and Chief Executive Officer of Upjohn, Dr. Zabriskie led the Upjohn project, which resulted in the $12 billion merger of equals with Pharmacia Corporation. Prior to joining Upjohn in 1994, Dr. Zabriskie was Executive Vice President for Merck & Co., Inc. Dr. Zabriskie currently serves on the board of directors of publicly-traded Kellogg Company and ARCA biopharma, Inc. and privately-held PureTech Ventures LLC.
As a former Chief Executive Officer of Upjohn and as a member of the boards of directors of several publicly-traded and private companies, Dr. Zabriskie brings strong leadership capabilities to the Board of Directors as well as his experience with financial and governance matters. Through his extensive experience in the pharmaceutical and biotechnology industry at the senior executive level, he also brings important strategic insights and perspectives to the Board of Directors and a deep understanding of the operational challenges facing our business.
Required Vote
The nominees for director will be elected upon a favorable vote of a plurality of the votes cast at the Annual Meeting. Shares represented by proxies cannot be voted for more than the three nominees for director.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE NOMINEES FOR ELECTION AS CLASS I DIRECTORS TO THE BOARD.
Class II Directors Continuing in Office - Term Expiring 2014
The following Class II directors have terms expiring at the Annual Meeting of Stockholders in 2014:
Kyle A. Lefkoff
Mr. Lefkoff, 54, has served as the Chairman of our Board of Directors since May 1998. From January 2012 through April 2012, Mr. Lefkoff served as our interim Executive Chairman following the resignation of our former Chief Executive Officer, Mr. Robert E. Conway, in January 2012. When our current Chief Executive Officer, Mr. Ron Squarer, was hired in April 2012, Mr. Lefkoff stepped down as Executive Chairman and resumed his position as Chairman of our Board of Directors. Since 1995, Mr. Lefkoff has been a General Partner of Boulder Ventures, Ltd, a venture capital firm and a founding investor in our company. From 1986 until 1995, Mr. Lefkoff was employed by Colorado Venture Management, a venture capital firm. Mr. Lefkoff serves on the board of directors for a number of private companies, including: BaroFold, Inc., miRagen Therapeutics, Trust Company of America and Bioptix Inc. and from 2004 to 2008 served on the board of directors of publicly-traded ARCA biopharma, Inc.
Mr. Lefkoff's career as a venture capitalist and investor in a number of biotechnology companies and his extensive knowledge of our industry provide important strategic insights to the Board of Directors. As a prior investor in Array and member of our Board of Directors since inception, Mr. Lefkoff has a deep understanding of the operational and financial issues affecting our company. Mr. Lefkoff also brings strong leadership skills to our Board of Directors and, as our Chairman, serves as a critical link between management and our Board of Directors.
Ron Squarer
Mr. Squarer, 46, has served as our Chief Executive Officer and a member of our Board of Directors since April 2012. Prior to Array, Mr. Squarer served as Senior Vice President, Chief Commercial Officer at Hospira, Inc., a global pharmaceutical and medical device company, from February 2010 to April 2012, where he was responsible for delivering $4 billion in annual revenue and leading more than 2,000 employees worldwide. From 2009 to 2010, Mr. Squarer was responsible for strategy, new product development and commercialization, acquisitions, partnerships and portfolio prioritization as Senior Vice President, Global Marketing and Corporate Development and held a similar role focused on Strategy and Business Development from 2007 to 2008. Mr. Squarer joined Hospira from Mayne Pharma, an Australia-based specialty injectable pharmaceutical company, where he served as Senior Vice President, Global Corporate and Business Development from 2006 to 2007, when Mayne was sold to Hospira for $2 billion in 2007. Prior to 2007, Mr. Squarer held senior management roles at both Pfizer Inc., focused on global oncology commercial development, and at SmithKline Beecham Pharmaceuticals (now GlaxoSmithKline) in the U.S. and Europe.
Mr. Squarer has extensive commercial, development and executive leadership expertise from a 20-year career in the pharmaceutical industry. Mr. Squarer brings substantial experience in late-stage drug development and commercialization as well as important strategic insights to the Board as our portfolio of wholly-owned and partnered programs enter late-stage development. During his career, Mr. Squarer has also acquired an extensive knowledge of our industry and the markets in which we operate and brings important management perspective to the oversight function of the Board of Directors.
Class III Directors Continuing in Office - Term Expiring 2015
The following Class III directors have terms expiring at the Annual Meeting of Stockholders in 2015:
Gwen A. Fyfe, M.D.
Dr. Fyfe, 61, has served as a member of our Board of Directors since January 2012. From 1997 to 2009, Dr. Fyfe held various positions with Genentech Inc. (now a member of the Roche Group), including Vice President, Oncology Development; Vice President, Avastin® Franchise Team; as well as the honorary title of Senior Staff Scientist. Dr. Fyfe played an important role in the development of Genentech's approved oncology agents including Rituxan®, Herceptin®, Avastin® and Tarceva®. Dr. Fyfe sat on the development oversight committee for all of Genentech's products and participated in the Research Review Committee that moved products from research into clinical development. Since leaving Genentech in 2009, Dr. Fyfe has been a consultant for venture capital firms and for a variety of biotechnology companies. Dr. Fyfe is a recognized oncology expert in the broader oncology community and has been an invited member of Institute of Medicine panels, National Cancer Institute working groups and grant committees and American Society of Clinical Oncologists oversight committees. She is a graduate of Washington University School of Medicine and a board certified pediatric oncologist.
Dr. Fyfe brings to the Board of Directors extensive industry experience in the late-stage development and regulatory approval process for novel oncology therapeutics. As we evolve our business to a late-stage development company focused on hematology/oncology, the Board of Directors believes that Dr. Fyfe brings significant industry and strategic insights to the Board and the company.
Liam Ratcliffe, M.D., Ph.D.
Dr. Ratcliffe, 50, has served as a member of our Board of Directors since April 2012. Dr. Ratcliffe was a Venture Partner at New Leaf Venture Partners from 2008 to 2010, a General Partner from 2010 to 2012, and has been a Managing Director since 2012. Prior to joining New Leaf, Dr. Ratcliffe served as Senior Vice President and Development Head for Pfizer Neuroscience since 2006, and as Worldwide Head of Clinical Research and Development from 2004 to 2008. Additional positions at Pfizer included Vice President of Exploratory Development for the midwest region, and Head of Experimental Medicine at Pfizer's Sandwich, UK Laboratories.
Dr. Ratcliffe brings extensive experience in drug development and translational medicine, including a 12-year tenure at Pfizer. He provides substantial industry experience and strategic perspectives to the Board as a result of this experience and a strong understanding of the operational challenges facing Array as we evolve to a late-stage development company. Dr. Ratcliffe also provides important strategic insights to the Board of Directors as a result of his experience as a General Partner with New Leaf Venture Partners and an investor in several biopharmaceutical companies.
Meetings of the Board of Directors and Committees of the Board of Directors
Our Board of Directors held six meetings during the fiscal year ended June 30, 2013. During the fiscal year, all of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of committees of which such director was a member, except Dr. Zabriskie, who was unable to attend two of the six board meetings for health-related reasons.

Director Independence
The Board of Directors has determined that Mr. Lefkoff, Dr. Fyfe, Mr. Orwin, Dr. Ratcliffe, Mr. Van Lunsen and Dr. Zabriskie, comprising six of its seven members, are independent as defined by applicable rules of the NASDAQ Stock Market. The Board of Directors also determined that Francis J. Bullock, Ph.D., was independent as defined by applicable rules of the NASDAQ Stock Market during his tenure on the Board of Directors in fiscal 2013 through our Annual Meeting in October 2012 when his term expired. In determining the independence of Dr. Fyfe, the Board of Directors considered certain consulting services Dr. Fyfe performed for the company and the compensation she received for those services, which did not exceed $7,000 in fiscal 2013, and determined that the scope of such services and amount of such compensation did not interfere with her exercise of independent judgment in carrying out the responsibilities of a director.
Board Leadership Structure and Role in Risk Oversight
We currently and have historically had an independent Chairman of the Board separate from our Chief Executive Officer. Our Corporate Governance Guidelines provide that the role of Chairman and Chief Executive Officer may be separate or, if the Board of Directors determines, combined. If the Chief Executive Officer serves as Chairman, the Board of Directors will select one of the independent directors to act as a lead director to coordinate the other independent directors and to chair the executive sessions of independent directors. If these offices are separated, the Chairman will act as the lead director and the Chief Executive Officer will be responsible to the Board of Directors for the overall management and functioning of the company. The Board of Directors believes that having flexibility in determining whether to separate the roles of Chairman and Chief Executive Officer from time to time is in the best interest of our company and our stockholders by allowing the Board to take into account the varying needs of the company and the structure and composition of the Board of Directors at any particular time.
Our management is responsible for identifying risks facing our company, including strategic, financial, operational and regulatory risks, implementing risk management policies and procedures and managing our day to day risk exposure. Although we do not have a formal risk oversight policy, the Board of Directors through the Audit Committee discusses with management our significant financial risk exposures and monitors the adequacy of our risk assessment and risk management policies. In addition, the Board of Directors is regularly presented with information at its regularly scheduled and special meetings regarding risks facing our company, and management provides more frequent, informal communications to the Board between regularly scheduled meetings which are designed to give the Board of Directors regular updates about our business. The Board of Directors considers this information and provides feedback, makes recommendations, and, as appropriate, authorizes or directs management to address particular exposures to risk.
Committees of the Board of Directors
Our Board of Directors has established three standing committees, a Compensation Committee, an Audit Committee and a Corporate Governance Committee. Each of the standing committees has adopted a written charter which is available on the Investor Relations portion of our website at www.arraybiopharma.com. The Corporate Governance Guidelines adopted by the Board of Directors are also available on our website.
Compensation Committee
The Compensation Committee is responsible for determining executive officers' compensation, evaluating the performance of the Chief Executive Officer and administering the Amended and Restated Array BioPharma Inc. Stock Option and Incentive Plan, the Array BioPharma Inc. Amended and Restated Employee Stock Purchase Plan and our Deferred Compensation Plan. The Compensation Committee has authority to retain compensation consultants to advise it on compensation matters and is directly responsible for the appointment, compensation and oversight of any such compensation consultants. The Compensation Committee held three meetings during the fiscal year ended June 30, 2013. Mr. Lefkoff (chair), Dr. Fyfe and Dr. Zabriskie were the members of the Compensation Committee during all of fiscal 2013 and remain on the Compensation Committee. Dr. Bullock was a member of the Compensation Committee until October 2012 when his term as a director expired. Mr. Orwin was appointed to the Compensation Committee in January 2013 following his appointment to the Board of Directors. The Board of Directors has determined that all of the former and current members of our Compensation

Committee during fiscal 2013 are independent as defined by applicable rules of the NASDAQ Stock Market. The report of the Compensation Committee is included elsewhere in this Proxy Statement.
Audit Committee
The Audit Committee is responsible for (1) retaining, overseeing and approving the fees of our independent public accountants, (2) reviewing audit plans and results with our independent public accountants, (3) reviewing the independence of the independent public accountants, (4) pre-approving all audit and non-audit fees, and (5) reviewing our internal accounting controls and discussing the adequacy of those controls with our Chief Executive Officer and Chief Financial Officer. The Audit Committee is also responsible for reviewing and approving transactions in which Array participates and in which related parties have a direct or indirect material interest and for overseeing the company's legal compliance, risk management and ethics programs. The Audit Committee held five meetings during the fiscal year ended June 30, 2013. The members of the Audit Committee are Mr. Van Lunsen (chair), Dr. Zabriskie, Mr. Lefkoff and Dr. Ratcliffe. The Board of Directors has determined that all of the members of the Audit Committee meet the independence standards for audit committee members under applicable rules of the Securities and Exchange Commission, or SEC, and the applicable rules of the NASDAQ Stock Market. The Board of Directors has also determined that Mr. Lefkoff, Mr. Van Lunsen and Dr. Zabriskie qualify as “audit committee financial experts” as defined by applicable rules of the SEC. The report of the Audit Committee is included elsewhere in this Proxy Statement.
Corporate Governance Committee
The Corporate Governance Committee is responsible for the implementation of Array's Corporate Governance Guidelines and the evaluation and recommendation to the Board of Directors of candidates for election to the Board. The Committee also recommends policies and standards for evaluating the overall effectiveness of the Board of Directors in the governance of Array and such other activities as the Board of Directors may delegate to it from time to time. The Corporate Governance Committee will consider director nominations from our stockholders. The Corporate Governance Committee has not received any timely recommended nominations from any stockholders in connection with the 2013 Annual Meeting. See the sections below entitled “Stockholder Proposals for 2014 Annual Meeting” and “Stockholder Nominations to the Board of Directors” for information on submitting director nominations and other proposals for annual stockholder meetings. The Corporate Governance Committee held two meetings during the fiscal year ended June 30, 2013. Dr. Zabriskie (chair), Dr. Fyfe and Mr. Van Lunsen are the current members of the Corporate Governance Committee. Dr. Bullock was a member of the Corporate Governance Committee until October 2012 when his term as a director expired. The Board of Directors has determined that all current and past Corporate Governance Committee members are independent as defined by applicable rules of the NASDAQ Stock Market.
Stockholder Communications with the Board of Directors
Stockholders and other interested parties may communicate with members of the Board of Directors by e-mail at BoardofDirectors@arraybiopharma.com or by writing to them at the following address:
Array BioPharma Board of Directors
c/o Array BioPharma Inc.
3200 Walnut Street
Boulder, CO 80301
Our General Counsel will receive all communications addressed to the Board of Directors and, after copying them for the company's files, will forward each communication (by United States mail or other reasonable means determined by the General Counsel) to the director or directors to whom the communication is addressed.
Our General Counsel is not required to forward any communication determined in good faith to be frivolous, hostile, threatening, illegal or similarly unsuitable or to be unrelated to the duties and responsibilities of the Board. The General Counsel will retain copies of such communications in the company's files and make them available to any member of the Board of Directors at their request.

Any communication subject to this policy that is addressed to the Chairman of the Audit Committee, the non-management members of the Board of Directors as a group or the independent members of the Board of Directors as a group will be shared with management only upon the instruction of the Chairman of the Audit Committee. All other communications will be shared with management at the time they are forwarded to the Board of Directors.
Director Attendance at Annual Meetings
All directors are strongly encouraged to attend each of our annual stockholder meetings, unless a director is not standing for reelection and his or her term is to expire at that meeting. All of our directors attended our 2012 Annual Meeting.

PROPOSAL 2 - ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The advisory vote on executive compensation gives stockholders the opportunity to indicate whether they approve the compensation of our named executive officers as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. At the Annual Meeting of stockholders held in October 2011, our stockholders indicated their preference that the advisory vote on executive compensation be held on an annual basis and we intend to seek an advisory vote on executive compensation annually.
The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are designed to attract, retain and motivate talented executives capable of providing the leadership, vision and execution necessary to achieve our business objectives and create long-term stockholder value. We seek to create a pay-for-performance environment that aligns the interests of our executive officers with the creation of stockholder value. The Compensation Committee also seeks to provide industry-competitive compensation to attract and retain employees with the skills and expertise needed to manage an increasingly complex business and to reward actions and outcomes that are consistent with decision-making that is in the short- and long-term best interests of the company and do not encourage excessive risk taking.
The primary components of our executive compensation program include the following:
Salary: Base salary is the primary fixed component of our executive compensation program. Because base salary is a key reference point for individuals considering a change in employment, we must offer industry competitive salaries to attract and retain talented management. Salaries are generally set within a range of salaries paid to industry peers and reflect variations for individuals based on professional and industry experience, levels of responsibility and competition for talent in certain areas.
Performance Bonus Program: Our performance-based bonus program allows our executives and other employees to earn an annual bonus based on achievement of company performance goals and objectives established at the outset of each fiscal year. The performance goals consist of financial goals, discovery research goals, development goals relating to our proprietary programs and partnering goals relating to new out-licensing transactions. The same goals apply company-wide to all employees. The program is designed to strengthen the connection between individual performance and company success and to reinforce a pay-for-performance philosophy. Our performance bonus program is also intended to ensure that total compensation of our employees, including our executives, is competitive within our industry.

Equity Compensation: We provide equity compensation to our executives and other employees in the form of stock options that vest generally over a four-year period. Our equity compensation is designed to encourage retention because the recipient must remain employed to receive the award and to align the interests of our executives and other employees with those of our stockholders by creating an incentive to maximize stockholder value.
Payments Upon Termination or Change in Control: We have entered into employment agreements with all of our named executive officers. These agreements provide for severance compensation to be paid if the executives are terminated under certain conditions, such as in connection with a change-in-control of Array, and for the acceleration of vesting of all or a portion of outstanding stock options upon a change in control. The severance and change in control benefits are common among our peer group, and the Compensation Committee believes that providing mutually-agreed to severance arrangements provides us with more flexibility to make a change in management if it is in the best interest of our stockholders. In addition, payments upon a change in control promote the ability of our executives to act in the best interests of our stockholders even though they may be terminated as a result of a transaction.
We urge you to read the more detailed discussion of executive compensation below contained in the section entitled Compensation Discussion and Analysis and in the tables and narrative discussion that follow.
Because the vote is advisory, it is not binding on the Board of Directors or Array. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
The Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF EXECUTIVE COMPENSATION UNDER PROPOSAL 2.

PROPOSAL 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
KPMG LLP has served as our independent registered public accountants since October 14, 2004. Representatives from KPMG LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement at the Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions at the Annual Meeting.
We are asking the stockholders to ratify the Audit Committee's selection of KPMG LLP as our independent registered public accountants for the fiscal year ending June 30, 2014. If the stockholders do not ratify the selection, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of Array and our stockholders.
Required Vote
The approval by the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of KPMG LLP.

Abstentions will have the same effect as a negative vote. Broker “non-votes” will not be counted for purposes of approving Proposal 3.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 2014.
AUDIT COMMITTEE REPORT
The information in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filings.
The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2013, with our management and with our independent registered public accountants, KPMG LLP. In addition, the Audit Committee discussed with KPMG LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1 AU Section 380) relating to the conduct of the audit. The Audit Committee also discussed with KPMG LLP the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board and considered the compatibility of the non-audit services provided by the independent registered public accountants with their independence.
Based on the Audit Committee's review of the audited financial statements and the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2013 be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2013, for filing with the SEC.
Audit Committee of the Board of Directors
Gil J. Van Lunsen (Chair)
Kyle A. Lefkoff
Liam T. Ratcliffe, M.D., Ph.D.
John L. Zabriskie, Ph.D.
Fees Billed by the Principal Accountant
We were billed the following fees by our independent registered public accountants for the fiscal years ended June 30, 2013 and 2012:

	Years Ended June 30,
	2013	2012
Audit Fees (1)	$534,000	$534,000
Audit-Related Fees (2)	144,923	106,462
Tax Fees (3)	18,299	55,000
All Other Fees (4)	—	—

(1)	Audit fees consist of fees for services necessary to perform the audit of our financial statements for fiscal 2013 and 2012 and review of documents filed with the SEC.

(2)	Audit-related fees consist of fees for assurance and related services reasonably related to the performance of the audit or review.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services.

(4)
All other fees include the aggregate of the fees billed in each of the last two fiscal years for products and services provided by the principal accountant other than the products and services disclosed as Audit Fees, Audit-Related Fees and Tax Fees.

Pre-Approval of Services
The Audit Committee pre-approves all audit and non-audit services rendered by our independent auditor. The Audit Committee has not adopted a formal written policy or procedures for the pre-approval of audit and non-audit services rendered by our independent auditor. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee approved all audit, audit-related and tax fees for fiscal year 2013.

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 26, 2013 by:

•
Each person serving during fiscal 2013 as our Principal Executive Officer and as our Principal Financial Officer and our three other most highly compensated executive officers in fiscal 2013, whom we collectively refer to as our named executive officers, or NEOs;

•	Each of our directors;

•	All of our directors and executive officers as a group; and

•	Each person (or group of affiliated persons) known by us to beneficially own more than 5% of our outstanding common stock.

Name	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (a)
Named Executive Officers:
Ron Squarer (b)	257,920	*
R. Michael Carruthers (c)	326,343	*
Kevin Koch, Ph.D. (d)	1,507,749	1.28%
Michael N. Needle, M.D.	—	*
David L. Snitman, Ph.D. (e)	2,050,341	1.74%
Directors:
Kyle A. Lefkoff (f)	219,418	*
Gwen A. Fyfe, M.D. (g)	40,000	*
John A. Orwin	—	*
Liam T. Ratcliffe, M.D., Ph.D. (h)	3,279,200	2.80%
Gil J. Van Lunsen (i)	153,593	*
John L. Zabriskie, Ph.D. (j)	218,333	*
All directors and officers as a group (12 persons) (k)	8,291,285	7.08%
Five percent shareholders:
Biotechnology Value Fund (l)	11,431,858	9.76%
Deerfield Management Company, LP (m)	11,691,435	9.98%
BlackRock Inc. (n)	11,773,273	10.05%

* Less than 1%.

(a)
Unless otherwise indicated, each person has sole voting and investment power with respect to shares shown as beneficially owned by such person. For purposes of calculating the number and percentage of shares beneficially owned, the number of shares of common stock deemed outstanding consists of 117,148,643 shares outstanding on August 26, 2013 plus the number of shares of common stock underlying stock options held by the named person that are exercisable as of October 25, 2013. Except as otherwise specified below, the address of each of the beneficial owners identified is c/o Array BioPharma Inc., 3200 Walnut Street, Boulder, Colorado 80301.

(b)	Includes options to purchase 250,000 shares of common stock that are exercisable as of October 25, 2013.

(c)	Includes options to purchase 214,078 shares of common stock that are exercisable as of October 25, 2013.

(d)
Includes options to purchase 578,546 shares of common stock that are exercisable as of October 25, 2013, 99,000 shares held in trust for the benefit of Dr. Koch's children and 43,286 shares of common stock held by Dr. Koch's spouse.

(e)	Includes options to purchase 428,033 shares of common stock that are exercisable as of October 25, 2013 and 119,950 shares of common stock held in trust for the benefit of Dr. Snitman's children.

(f)
Includes options to purchase 170,833 shares of common stock that are exercisable as of October 25, 2013, 30,000 shares of common stock in trust for the benefit of Mr. Lefkoff's minor children and 15,000 shares of common stock held by BV Partners III Profit Sharing account for the benefit of Mr. Lefkoff. The address of Mr. Lefkoff is c/o Boulder Ventures, 1941 Pearl Street, Suite 300, Boulder, Colorado 80302.

(g)	Includes options to purchase 40,000 shares of common stock that are exercisable as of October 25, 2013.

(h)
Includes options to purchase 40,000 shares of common stock that are exercisable as of October 25, 2013. Dr. Ratcliffe is a limited partner of New Leaf Venture Associates II, L.P. (“NLVA II”), the sole general partner of New Leaf Ventures II, L.P., which is the beneficial owner of 3,239,200 shares of common stock shown in the table above. Dr. Ratcliffe, in his capacity as a limited partner of NLVA II, may be deemed to beneficially own such shares. Dr. Ratcliffe disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(i)	Includes options to purchase 148,333 shares of common stock that are exercisable as of October 25, 2013.

(j)	Includes options to purchase 158,333 shares of common stock that are exercisable as of October 25, 2013.

(k)	Includes options to purchase 2,254,658 shares of common stock that are exercisable as of October 25, 2013.

(l)
Based on information set forth in Schedule 13G filed under the Exchange Act on November 9, 2012, reporting the following beneficial ownership: (i) Biotechnology Value Fund, L.P. (“BVF”) beneficially owned 790,501 shares of common stock, (ii) Biotechnology Value Fund II, L.P. (“BVF2”) beneficially owned 456,746 shares of common stock, (iii) BVF Investments, L.L.C. (“BVLLC”) beneficially owned 9,894,589 shares of common stock, and (iv) Investment 10, L.L.C. (“ILL10”) beneficially owned 290,022 shares of common stock. BVF Partners L.P. (“Partners”), as the general partner of BVF and BVF2, the manager of BVLLC and the investment adviser of ILL10, may be deemed to beneficially own the 11,431,858 shares of common stock beneficially owned in the aggregate by BVF, BVF2, BVLLC and ILL10. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 11,431,858 shares of common stock beneficially owned by Partners. Mr. Mark N. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 11,431,858 shares of common stock beneficially owned by BVF Inc. The foregoing should not be construed in and of itself as an admission by any of the foregoing reporting persons as to beneficial ownership of any shares of common stock owned by another reporting person. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares of common stock beneficially owned by BVF, BVF2, BVLLC and ILL10. The address of BVF Partners L.P. is 900 North Michigan Avenue, Suite 1100, Chicago, IL 60611.

(m)
Based on information set forth in Schedule 13G filed under the Exchange Act on February 14, 2013, reporting 11,244,700 shares of common stock, and 12,000,000 shares of common stock underlying warrants not subject to the Ownership Cap (as defined below), beneficially owned by Deerfield Mgmt, L.P.

and Deerfield Management Company, L.P.; 4,430,013 shares of common stock, which includes 766,000 common stock warrants, beneficially owned by Deerfield Partners, L.P.; 6,099,514 shares of common stock, which includes 1,234,000 common stock warrants, beneficially owned by Deerfield International Master Fund, L.P.; 1,248,959 shares of common stock beneficially owned by Deerfield Special Situations Fund, L.P.; 1,466,214 shares of common stock beneficially owned by Deerfield Special Situations International Master Fund, L.P.; 3,830,000 common stock warrants beneficially owned by Deerfield Private Design Fund, L.P.; and 6,170,000 common stock warrants beneficially owned by Deerfield Private Design International, L.P. All such shares are deemed beneficially owned by James E. Flynn, the managing member and a controlling person of the foregoing entities, which together constitute a Section 13(d) “group.” The provisions of warrants beneficially owned by the reporting person restrict the exercise of such warrants to the extent that, upon such exercise, the numbers of shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) “group” would exceed 9.98% of the total number of shares of the issuer then outstanding (the “Ownership Cap”). Accordingly, notwithstanding the number of shares reported in the Schedule 13G, such group disclaims beneficial ownership of the shares underlying the warrants to the extent beneficial ownership of such shares would cause the group to exceed the Ownership Cap. The address of Deerfield Management Company, L.P. is 780 Third Avenue, 37th Floor, New York, NY 10017.

(n)
Based on information set forth in Schedule 13G filed under the Exchange Act on March 11, 2013, reporting 11,773,273 shares of common stock beneficially owned by BlackRock Inc. The address of BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

EXECUTIVE OFFICERS

The table below shows the names, ages and positions of our executive officers as of August 26, 2013.

Name	Age	Position
Ron Squarer	46	Chief Executive Officer
R. Michael Carruthers	55	Chief Financial Officer
Kevin Koch, Ph.D.	53	President and Chief Scientific Officer
John R. Moore	49	Vice President, General Counsel and Secretary
Michael N. Needle, M.D.	53	Chief Medical Officer
David L. Snitman, Ph.D.	61	Chief Operating Officer and Vice President, Business Development
Please see “PROPOSAL 1 ELECTION OF DIRECTORS” above for the biography of Mr. Squarer.
R. Michael Carruthers
Mr. Carruthers, 55, has served as our Chief Financial Officer since December 1998. Prior to joining Array, Mr. Carruthers was Chief Financial Officer of Sievers Instrument, Inc. from October 1993 until December 1998. From May 1989 until October 1993, Mr. Carruthers was the treasurer and controller for the Waukesha division of Dover Corporation. Mr. Carruthers was previously employed as an accountant with Coopers & Lybrand, LLP.
Kevin Koch, Ph.D.
Dr. Koch, 53, is a Co-Founder of Array and has served as our President and Chief Scientific Officer since May 1998 and as a member of our Board of Directors from May 1998 to October 2012. Prior to forming Array, Dr. Koch was an Associate Director of Medicinal Chemistry and Project Leader for the Protease Inhibitor and New Leads project teams for Amgen Inc. from 1995 to 1998. From 1988 until 1995, Dr. Koch held various positions with Pfizer Central Research, including Senior Research Investigator and Project Coordinator for the cellular migration and immunology project teams.
John R. Moore
Mr. Moore, 49, has served as our Vice President and General Counsel since May 2002 and as our corporate secretary since October 2002. Prior to joining Array, Mr. Moore was an associate for three years with the law firm of Wilson Sonsini Goodrich & Rosati where he negotiated transactions involving technology, intellectual property and products. From September 1992 to July 1996, and August 1996 to June 1999, Mr. Moore was an associate with the law firms of Kenyon & Kenyon and Arnold White & Durkee, respectively, where he focused on intellectual property matters. He currently serves on the Board of Directors of N30 Pharmaceuticals Inc., a private company.
Michael N. Needle, M.D.
Dr. Needle, 53, has served as our Chief Medical Officer since April 2013. Prior to joining Array, from April 2012 to March 2013, Dr. Needle served as the Chief Medical Officer of Multiple Myeloma Research Foundation and Consortium. From March 2004 to April 2010, he served as Vice President of various divisions of Celgene, including Clinical Research and Development in Oncology, Strategic Medical Business Development, and Pediatric Strategy. From April 2000 to February 2004 he served as the Vice President of Clinical Affairs at ImClone Systems Incorporated. Dr. Needle has also held faculty positions at the University of Pennsylvania and Columbia University, from 1993 to 1997 and 2010 to 2013, respectively.
David L. Snitman, Ph.D.
Dr. Snitman, 61, is a Co-Founder of Array and has served as our Chief Operating Officer and Vice President, Business Development since May 1998 and as a member of our Board of Directors from May 1998 to October 2012. Prior to forming Array, Dr. Snitman held various positions with Amgen Inc. since December 1981, including Associate Director, New Products and Technology and Manager of Amgen's Boulder research facility.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of Array BioPharma Inc. oversees Array's compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.
In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and our Proxy Statement to be filed in connection with our 2013 Annual Meeting of Stockholders, each of which are filed with the SEC.
Compensation Committee
Kyle A. Lefkoff (Chair)
Gwen A. Fyfe, M.D.
John A. Orwin
John L. Zabriskie, Ph.D.

COMPENSATION DISCUSSION AND ANALYSIS
This section provides information regarding the compensation program in place for our named executive officers, who we may refer to as our NEOs, and includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide. Our NEOs consist of all individuals who during fiscal 2013 served as our principal executive officer and as our principal financial officer and of the three most highly-compensated executive officers other than the principal executive officer and principal financial officer for fiscal 2013.
General
The Compensation Committee of our Board of Directors, or the Compensation Committee, has responsibility for determining the compensation of our NEOs for approval by our independent directors. The Compensation Committee also administers our Amended and Restated Stock Option and Incentive Plan, or the Option Plan, and our Amended and Restated Employee Stock Purchase Plan, or ESPP, and considers and approves new hire and periodic retention grants under the Option Plan to NEOs and other members of management and determines the terms of performance-based compensation under our annual Performance Bonus Program applicable to our NEOs and other salaried employees. The Compensation Committee acts pursuant to a charter that has been approved by our Board, a copy of which is available on the Investor Relations section of our website at www.arraybiopharma.com.
Objectives and Philosophy of Our Compensation Program
The compensation program for our NEOs is designed to attract, retain, motivate and reward talented executives who can contribute to our long-term success and thereby build value for our stockholders. Our compensation program is based on the following key principles:

•	A significant component of pay that is linked with performance and the achievement of our strategic goals.

•	Overall compensation that is competitive in the industry in which we compete for executive talent.

•	Alignment of NEO interests with those of our stockholders through equity compensation.

•	Recognition of individual contributions, teamwork and performance.
Other factors specific to our company weigh heavily into our NEO compensation decisions, including the factors described below.
Evolution of Business
Our NEOs are executing our long-term business strategy to build a late-stage development company, as well as nearer term strategies that support our long-term objectives, and we believe their compensation should create appropriate incentives that are consistent with these strategies. Accordingly, the Compensation Committee evaluates and adjusts the performance metrics annually for performance-based compensation for our NEOs to align them with our strategic goals. The Compensation Committee also considers whether performance goals or other elements of our compensation encourage risk taking that may be considered excessive or not in the best in interest of the company. In addition, our senior team, which has not increased appreciably in size, is managing a changing and increasingly complex business. We strive to recognize these efforts by compensating NEOs for the increased demands and risks associated with our business model, such as through annual merit pay increases and stock option awards.
Intense Competition for Management Talent
Like any company, we strive to recruit top talent at all levels of our organization. It is Array's strategy to build a late-stage development company. The competition for executive talent in certain areas of our business, most notably clinical development talent, is especially intense. As we build our clinical capabilities, we may on occasion find it necessary to exceed the total compensation offered by more established competitors, including our peer group, to attract the talent we need in this area.
Stockholder Advisory Vote
Although the stockholder vote on executive compensation described under Proposal 2 above is advisory and not binding on the Board of Directors or Array, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Compensation Methodology
The Compensation Committee annually reviews target salary, performance bonus and equity compensation for our NEOs and other members of senior management, and periodically reviews other elements of compensation. Compensation decisions are based primarily on the following:
Peer and industry data. The Compensation Committee uses peer and industry data as a reference in setting base salaries, determining the appropriate level and mix of equity compensation and the type and portion of compensation tied to performance goals.
Annual performance reviews. Through our Chairman, the independent members of our Board of Directors conduct annual performance reviews of our Chief Executive Officer. Our Chief Executive Officer conducts and presents the performance reviews of the other NEOs and executive officers to the Compensation Committee after the end of each fiscal year. Based on these reviews, the Compensation Committee considers individual factors, such as:

•	Long-term performance

•	Tenure with the company

•	Retention concerns

•	Prior and potential for future contributions to company growth

•	Industry experience
CEO recommendations. The Compensation Committee seeks the input of our Chief Executive Officer in setting the salary and target bonus levels for other NEOs and members of management. The Compensation Committee also considers recommendations from our Chief Executive Officer regarding annual performance metrics and target amounts under the Performance Bonus Program.
Each fiscal year, the Compensation Committee reviews and determines the base salaries of our Chief Executive Officer and the other NEOs and approves the target bonus amounts under an annual Performance Bonus Program for the upcoming fiscal year based on a percentage of base salary for the NEOs and the rest of the management team. The Compensation Committee determines the annual performance goals under the Performance Bonus Program for the upcoming year through an iterative process with management, and seeks input from the other independent directors on the Board as it considers appropriate, adjusting as appropriate the recommendations of management regarding the performance metrics and the target amounts in light of the Company's near- and long-term strategic goals and operating plan for the upcoming year. Following completion of the audit of our annual financial statements, the Compensation Committee approves the specific bonus amounts payable to the NEOs and other members of management under the Performance Bonus Program based on actual company and individual performance.
The Compensation Committee's approach in establishing the compensation of our Chief Executive Officer is consistent with the approach in establishing the compensation of the other NEOs, but the Compensation Committee bases a larger percentage of his target compensation on Array's performance. Accordingly, under Mr. Squarer's employment agreement, Mr. Squarer is eligible to receive an annual performance-based bonus, anticipated to range between 25% and 75%, with a target of 50%, of Mr. Squarer's base salary, provided that minimum performance criteria are achieved under the Performance Bonus Program. This compares with targets of 35% or 40% of base salary for the other NEOs in fiscal 2013.
The Compensation Committee has the authority to engage outside compensation consultants to advise it in determining executive compensation and during fiscal 2013 engaged Radford Consulting Services, an independent consultant, to perform a comprehensive analysis of our executive compensation programs for fiscal 2013, including peer group development, analysis of each element of our executive compensation programs relative to our peer group, executive compensation assessment and recommendations, and a broad-based employee compensation study and recommendations. On a periodic basis, we may also purchase proprietary executive compensation survey data from Radford but do not engage Radford for any other services. The surveys we have purchased are not customized.
The Compensation Committee has also engaged Radford to advise it on executive compensation programs for fiscal 2014. The Compensation Committee approved the engagement of Radford after determining Radford to be independent under applicable NASDAQ rules, which included consideration of the following factors: (i) the provision of other services by Radford to the company, (ii) the amount of fees paid by the company to Radford as a percentage of Radford's total revenue, (iii) Radford's policies and procedures that are designed to prevent conflicts of interest, (iv) any business or personal relationships with a member of the compensation committee, (v) any stock of the company owned by the compensation consultant, and (vi) any business or personal relationship of the compensation consultant or Radford with an executive officer of the company.
Peer and Industry Data
As a point of reference to ensure our cash, equity, incentive and total compensation is competitive, the Compensation Committee considers peer company and industry survey data. In setting NEO compensation for fiscal 2013, the Compensation Committee analyzed publicly-available data for the following 17 peer pharmaceutical and biotechnology companies:

Affymax Inc.	Alnylam Pharmaceuticals, Inc.
Amicus Therapeutics, Inc.	Arena Pharmaceuticals, Inc.
ArQule Inc.	AVEO Pharmaceuticals, Inc.
Cadence Pharmaceuticals, Inc.	Clovis Oncology, Inc.
Exelixis, Inc.	Infinity Pharmaceuticals, Inc.
Lexicon Pharmaceuticals, Inc.	Rigel Pharmaceuticals, Inc.
Sangamo BioSciences, Inc.	Synta Pharmaceuticals Corp.
Xenoport Inc.	Xoma Ltd.
ZIOPHARM Oncology, Inc.
These peer companies were selected from among publicly-held U.S. pharmaceutical and biotechnology companies based on the following criteria: companies in mid to late-stage product development that had between 100 and 400 employees with a market capitalization of between $150 million and $600 million. These companies are the same companies we used in comparing our overall performance.
In setting compensation for fiscal 2014, the Compensation Committee selected the following peer companies with comparable operations from among publicly-held U.S. pharmaceutical and biotechnology companies:

Alnylam Pharmaceuticals, Inc.	Arena Pharmaceuticals, Inc.
Astex Pharmaceuticals	Celldex Therapeutics
Clovis Oncology, Inc.	Dyax Corp.
Exelixis, Inc.	Immunogen, Inc.
Immunomedics, Inc.	Infinity Pharmaceuticals, Inc.
Lexicon Pharmaceuticals, Inc.	Neurocrine Biosciences
Rigel Pharmaceuticals, Inc.	Sangamo BioSciences, Inc.
Xoma Ltd.
These companies were selected based on the following criteria: public pharmaceutical or biotechnology companies in mid to late-stage product development that had between 100 and 400 employees with a market capitalization of between $200 million and $2 billion.
The Compensation Committee may also take into account broader based life sciences industry survey data for executive compensation among companies of our size published by Radford Surveys and Consulting as we believe that this information provides us with a statistically significant sample that supplements our peer group data. We generally target total compensation for our NEOs at the 50th percentile of the survey group; however the Compensation Committee may vary from this target based on factors such as responsibilities of an NEO that may differ from the comparable executive level in the survey group, historical pay, individual performance and marketplace demands for the position.
As our business model evolves, the Compensation Committee will reevaluate the peer companies used in benchmarking executive compensation to ensure the peer companies are comparable in size, market capitalization and the scope and nature of their operations to Array.
Elements of Our Compensation Program
The primary components of executive compensation are industry competitive salaries, bonuses of cash and/or equity based on annual operational and financial objectives and on individual merit, and equity compensation grants of stock options upon hiring and periodically through retention grants.
Salary
We believe base salary is the key compensation-related reference point for individuals considering an employment change and that we must offer industry competitive base salaries. Our peer group analysis and industry survey data therefore serve as a starting point in setting salaries for our NEOs. We generally target a base salary for NEOs at the 50th percentile of the survey group, although for fiscal 2013 and historically, base salary for some of our NEOs has been below this level, with limited exceptions where an NEO takes on additional responsibilities or has unique and valuable experience. Although peer data is an important reference point, the Compensation Committee recognizes that titles and levels of responsibility vary greatly from company to company and considers other factors, such as industry experience and competition for talent in certain areas.
Performance Bonus Program
As more fully described below, we have established an annual Performance Bonus Program under which bonuses are paid to our NEOs and other employees based on achievement of company performance goals and objectives established by the Compensation Committee, which are described below, as well as on individual performance. The bonus program is intended to strengthen the connection between individual compensation and company success, reinforce our pay-for-performance philosophy by awarding higher bonuses to higher performing employees, and help ensure that our compensation is competitive. Under the terms of the Performance Bonus Program, the Compensation Committee may determine to pay bonuses in shares of common stock, stock options, cash or any combination and considers factors such as the appropriate percentage of equity and non-equity compensation and the company's cash resources in a particular fiscal year. For fiscal 2009 through fiscal 2012, the Compensation Committee paid the bonuses in shares of common stock. The

Compensation Committee has determined to pay bonuses under the fiscal 2013 Performance Bonus Program in cash.
Each NEO is eligible to receive a bonus under the program calculated by multiplying his base salary by a percentage value assigned to him or to his position by the Compensation Committee. During fiscal 2013, the target bonus amounts were 35% or 40% of base salary for our executive officers other than Mr. Squarer, and Mr. Squarer's target bonus amount was 50% of his base salary. Following the end of each fiscal year, the Compensation Committee determines in its discretion the extent to which the company-wide and individual performance goals were attained. Based on this assessment, the Compensation Committee awards bonuses equal to the overall percentage achievement of the performance goals, as determined by the Compensation Committee, multiplied by an employee's target bonus amount. The Compensation Committee may award a bonus in an amount less than or greater than the amount earned by a participant under the bonus program, and individual bonuses can vary significantly based on performance. To date, the Compensation Committee has not exercised its discretion to modify the bonus amounts payable in accordance with the terms of the Performance Bonus Program. No bonuses are guaranteed under the program and the Compensation Committee can amend the program at any time until bonuses are paid.
Performance Metrics
The performance bonuses for fiscal 2013 were based both on individual performance and on our performance relative to the following performance criteria:

•	Financial goals consisting of revenue, earnings per share and year-end cash targets;

•	Discovery research goals for our proprietary drug programs;

•	Development goals relating to our proprietary drug programs

•	Partnering goals relating to new out-licensing transactions; and

•	Corporate organization goals related to hiring key personnel.
In determining the bonus awards for fiscal 2013, the foregoing goals were weighted as follows: financial goals 9%; organizational goals 9%; discovery research goals 9%; development goals 56%; and the partnering goals 17%. Individual goals within these categories were weighted.
Annual Performance Goals. The Compensation Committee establishes goals for each performance metric annually based on the company's operating plan and its drug discovery and development plans and through an iterative process with management. For fiscal 2013, the minimum, target and stretch financial goals were revenue of $55 million, $66 million and $70 million, respectively; loss per share of ($0.70), ($0.57) and ($0.54), respectively; and fiscal year end cash and cash equivalents of $26 million, $86 million and $90 million, respectively. The discovery research goals for fiscal 2013 were initiate GLP toxicology studies, candidate nominations, continuation of discovery partnerships, and achievement of cost neutrality of discovery capability. The fiscal 2013 development goals were initiation of a Phase 1b trial and pivotal trial studies, advancement of development required for initiation of registration studies, completion of a Phase 1 trial and its study report. The fiscal 2013 organization goals were filling key positions.  Finally, upfront payment from new partnerships of at least $10 million and additional collaboration revenue were the target partnering goals. Identical performance goals form the basis for the bonus structure for almost all of our employees, and we believe there is an intangible benefit to focusing all levels of personnel on consistent goals. We also believe there is a strong correlation between achievement of these goals and the success of our business as measured by our stock performance and the perception of analysts and investors.
The Compensation Committee strives to set the stretch performance goals at ambitious levels to provide a meaningful incentive. We have historically met a mixture of minimum, target and stretch goals and overall have met or slightly exceeded the target level goals. For fiscal 2013, 2012 and 2011, we achieved 121%, 107% and 74% of the target level goals, respectively, established by the Compensation Committee. Generally, the Compensation Committee sets the minimum, target and stretch goals such that the relative level of difficulty of achieving the target level is consistent from year to year. The Compensation Committee considers the minimum goals to be likely to be achieved, the target goals to be difficult to achieve and the stretch goals to be improbable to achieve. A percentage of each NEO's target bonus amount may be awarded following the end of the fiscal year based on whether the minimum, target or stretch goals are met and the weighting of those goals. The Compensation Committee has discretion to award bonuses under the program if a particular performance goal is not met.
In determining the bonus awards for fiscal 2013, the Compensation Committee concluded that the stretch goals for revenue at $70 million, loss per share at ($0.47), excluding the non-cash charge from the early repayment of debt, and year-end cash and cash equivalents at $109 million were achieved, resulting in achievement of 170% of the target financial goals. The Compensation Committee also determined that we achieved 113% of the target discovery research goals after initiating GLP toxicology studies for one clinical candidate, nominating another clinical candidate, extending a discovery partnership, and achieving partial discovery cost neutrality. The Compensation Committee also approved achievement of 118% of the target development goals, with completion of enrollment of one Phase 1 and one Phase 1b trial, completion of one of Phase 1 clinical trial completion and its study report, receipt of top line results from a Phase 2 trial, meeting with the FDA for a pre-Phase 3 discussion, finishing preparation for a pivotal study and initiation of one Phase 3 trial. The Compensation Committee also approved achievement of 170% of the target organizational goals, with the successful filling of several key positions. Finally, the Compensation Committee determined that the partnering goal of $10 million and additional collaboration revenue achieved a rate of 85% of the target partnering goal. After applying the weighting factors previously established by the Compensation Committee to each of the goals, this performance resulted in a total weighted average score of 121%, which was the percentage the Compensation Committee used to calculate the fiscal 2013 bonus amounts to be paid under the Performance Bonus Program in accordance with the formulas set forth in the Performance Bonus Program.
Individual Performance. The Compensation Committee also evaluates individual performance in approving the specific bonus amount that an NEO or other participant is entitled to based on the individual's performance review.
Equity Compensation
Stock Options. We provide equity compensation to our NEOs in the form of stock option grants under our Option Plan. The Compensation Committee believes stock option awards to our NEOs and other employees encourage retention, because the recipient must remain employed with the company to receive the benefit of the award. The Compensation Committee also believes stock options align the interests of management and our stockholders, since they are of no value to the executive if our stock's value does not increase. For these reasons, the Compensation Committee considers stock options to be an important part of total compensation for our executives. The Option Plan authorizes the issuance of other forms of equity compensation, including restricted stock and restricted stock units, and the Compensation Committee periodically reviews and considers other forms of equity grants and may determine in the future to award other or additional forms of equity compensation if it determines the grants support the company's compensation philosophies.
Our implementation of the Financial Accounting Standards Board Accounting Standards, or FASB, Accounting Standards Codification, or ASC, Topic 718, “Stock Compensation” makes granting stock options somewhat less attractive by requiring that we expense the fair value of the grant for financial accounting purposes. Although this accounting treatment is one of the factors we consider in awarding options, it has not had a significant impact on our granting practices, since we believe stock options remain a highly valued component of the overall compensation package for management of a growth company such as ours and are the primary means by which our executives share in the company's growth.
Stock options are awarded to all of our full-time employees, including NEOs, upon hiring. Stock options generally vest in four equal annual installments beginning on the one-year anniversary of the hire date for new hire grants. In addition, each fiscal year the Compensation Committee considers whether to award retention grants to existing employees, including NEOs. If awarded, retention grants are made on an annual basis and vest in four equal annual installments. The Compensation Committee believes that annual retention grants minimize the distortion created by stock price volatility if options were granted less frequently than annually, while continuing to provide a meaningful ongoing incentive for our NEOs and other employees to remain with Array. In addition, with annual grants, employees will have a significant number of unvested options each year and there will be fewer instances in which options will fully vest prior to the next retention grants later in the year, thereby providing a stronger retention incentive.
The Compensation Committee also considers on an annual basis whether to award shares of common stock or options rather than cash under our performance bonus program described above, and has discretion to approve additional stock option awards for reasons such as strong individual performance or internal pay equity considerations.
The exercise price of all employee stock options is equal to the fair market value of our common stock on the date of grant, measured as the closing price of our common stock on the grant date as reported by the NASDAQ Stock Market.
In establishing award levels, including for NEOs, the Compensation Committee takes into account an analysis of peer group data and industry survey data and, for retention grants, individual performance. The Compensation Committee also considers individual contribution and performance, based in part on input from our Chief Executive Officer for grants to other NEOs and employees, and factors such as the difficulty in replacing certain individuals within the organization. We believe that competitors who might try to hire away our employees would offer new equity awards to our employees without regard to the value of any prior awards made by us. Therefore, the Compensation Committee places less emphasis on the equity ownership levels of the recipients, the size of prior awards that are fully vested or amounts realized by the executives for previous awards.
Option Grant Practices. Historically, the timing of our grants of stock options has been based on internal operational factors. New hire grants are approved each month with a grant date of the last trading day of each month and retention grants are typically awarded in the third quarter of each fiscal year. We have not had, and do not intend to implement, a practice of “timing” our grant awards to give effect to the pending public release of material information, and any grants we may have made to senior executives in proximity to a release of earnings or other material information is coincidental. The Compensation Committee has delegated authority to two of its members, Mr. Lefkoff and Dr. Zabriskie, to approve option grants for non-executives. These may be awards for new hires and are reported on a periodic basis to the Compensation Committee.
Employee Stock Purchase Plan. We have a tax-qualified ESPP that is made available to all employees, including our NEOs. The ESPP allows participants to acquire shares of our common stock at a discount of 15% to the market price with up to 15% of their base salary, subject to a $25,000 per calendar year maximum. The purpose of the ESPP is to encourage employees to become stockholders of Array to better align their interests with those of our other stockholders.
Deferred Compensation Plan
We established a Deferred Compensation Plan, or DCP, to provide NEOs and other eligible participants with an opportunity to defer all or a portion of their compensation and to earn tax-deferred returns on the deferrals. Officers and other key employees selected by the Compensation Committee (including each of the NEOs) are eligible to participate in the DCP. Participants may defer up to a maximum of 100% of their annual base salary and their annual incentive bonus. Under the DCP, the Compensation Committee may, in its sole discretion, make matching contributions which vest over a four-year vesting schedule beginning upon commencement of employment, or may make discretionary contributions in any amount it desires to any participant's account based on vesting provisions determined in the Compensation Committee's discretion. Participants become fully vested in any matching or discretionary contributions upon a change in control of the company and upon termination of their service with the company other than for cause.
During fiscal year 2013, all of the NEOs, other than Dr. Needle who was not eligible to enroll in fiscal 2013, were participants under the DCP. All of the NEO participants were 100% vested, other than Mr. Squarer, who was 25% vested. As of June 30, 2013, the Compensation Committee has not approved any discretionary contributions, and has approved matching contributions of up to 4% of the executive's total base salary and bonus compensation for the year.
The DCP is intended to both qualify as a “top hat” plan within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and to comply with the requirements of

Section 409A of the Internal Revenue Code that govern nonqualified deferred compensation plans. The DCP is an unfunded plan for tax purposes and for purposes of Title I of ERISA. A “rabbi trust” has been established to satisfy our obligations under the DCP.
The Compensation Committee selects investment indices consisting of mutual funds, insurance company funds, indexed rates or other methods for participants to choose from for the purpose of providing the basis on which gains and losses are attributed to account balances under the DCP. Participants are entitled to select one or more investment indices and they do not have an ownership interest in the investment indices they select. The Compensation Committee may, in its sole discretion, discontinue, substitute or add investment indices at any time.
Payments from the DCP are made in a lump sum or in annual installments for up to 10 years at the election of the participant. In addition, participants may elect to receive a short-term payout of a deferral as soon as January 1 of the fourth year after the end of the option plan year in which the deferral was made.
Payments Upon Termination or Change in Control
We have entered into employment agreements with each of our NEOs which provide for severance payments upon certain terminations of employment, including in connection with a change in control of Array, and for the acceleration of vesting of outstanding stock options upon a change in control. Based on our analysis of industry compensation data, post-termination protection through severance compensation for executive officers is common among our peer group, and the Compensation Committee believes that it is essential to our ability to attract and retain talented executives. The Compensation Committee believes having a mutually agreed-to severance package in place prior to any termination event provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders' best interest. In addition, we believe post-termination compensation if an officer is terminated as a result of a change of control transaction promotes the ability of our officers to act in the best interests of our stockholders even though they could be terminated as a result of the transaction. Our obligation to pay severance to our Chief Executive Officer, Chief Medical Officer and other NEOs is conditioned on their continued compliance with confidentiality and non-competition obligations for one year after termination for our Chief Executive Officer and Chief Medical Officer, and for two years for the other NEOs, as well as on the execution of a mutually acceptable release agreement.
The terms of the employment agreements, including the severance compensation, are described in more detail below under the headings “Employment Agreements” and “Potential Payments upon Termination or Change in Control” included elsewhere in this Proxy Statement.
Perquisites
Substantially all benefits we provide to our executives are made available to all of our other salaried employees on a non-discriminatory basis, and for this reason are not considered “perquisites.” Benefits we provide on a non-discriminatory basis include our medical and dental insurance, life insurance, 401(k) plan and the ESPP. Relocation expenses also are reimbursed but are individually negotiated when they occur. The aggregate incremental cost to us of all the perquisites we provided to any NEO in fiscal 2013 was less than $10,000, except for Mr. Squarer, who had $192,459 in relocation expenses.
Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of non-performance-based compensation that we may deduct in any one year with respect to each of our five most highly-paid executive officers. We have taken actions necessary to ensure the deductibility of payments under the annual Performance Bonus Program as performance-based compensation under Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. However, the Compensation Committee considers the impact of Section 162(m) when making pay changes to each NEO and its normal practice is to take such action as is necessary to preserve our tax deduction to the extent consistent with our compensation policies. However, we reserve the right to forgo any or all of the tax deduction if we believe it to be in the best long-term interests of our stockholders.

Compensation Risk Assessment
The Compensation Committee has reviewed our material compensation practices and policies, with input from our management team, and concluded that these policies and procedures do not create risks that are reasonably likely to have a material adverse effect on our company.

Summary Compensation Table

The following table sets forth compensation earned by each of our NEOs during the fiscal year ended June 30, 2013, as well as the two prior fiscal years, where applicable.

Name and Principal Position	Year	Salary	Bonus		Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Ron Squarer, Chief	2013	$528,192	—		—	$1,275,853	$329,725	$246,976	$2,380,746
Executive Officer	2012	93,557	100,000	(1)	25,459	2,173,368	24,465	—	2,416,849
R. Michael Carruthers,	2013	348,900	—		—	331,556	148,310	29,992	858,758
Chief Financial Officer	2012	341,250	—		65,954	154,260	63,368	23,750	648,582
	2011	323,750	—		43,590	111,422	41,880	22,950	543,592
Kevin Koch, Ph.D.,	2013	445,000	—		—	361,698	215,380	36,415	1,058,493
President and Chief	2012	442,500	—		131,537	185,112	59,098	27,700	845,947
Scientific Officer	2011	432,500	—		88,844	139,277	39,916	27,150	727,687
Michael N. Needle, M.D.,	2013	100,000	75,000	(2)	—	1,136,225	48,136	3,850	1,363,211
Chief Medical Officer
David L. Snitman, Ph.D.,	2013	384,275	—		—	286,344	163,344	32,019	865,982
Chief Operating Officer	2012	377,500	—		98,285	185,112	44,157	25,100	730,154
and Vice President,	2011	366,250	—		66,123	139,277	29,707	24,500	625,857
Business Development

(1)
Mr. Squarer has served as our Chief Executive Officer since April 26, 2012 and the amounts shown in the Summary Compensation Table above for fiscal 2012 reflect compensation earned by him for the portion of fiscal 2012 that he served as our Chief Executive Officer. The amount shown in the Bonus column consists of a one-time cash bonus paid to Mr. Squarer following his appointment as Chief Executive Officer.

(2)
Dr. Needle has served as our Chief Medical Officer since April 1, 2013 and the amounts shown in the Summary Compensation Table above reflect compensation earned by him for the portion of fiscal 2013 that he served as our Chief Medical Officer. The amount shown in the bonus column consists of a one-time cash bonus paid to Dr. Needle following his appointment as Chief Medical Officer. Under the terms of his employment agreement with us, if, before the first anniversary of the effective date of his employment agreement, Dr. Needle voluntarily resigns or Array terminates his employment for cause, the bonus amount paid must be immediately repaid to Array.

(3)
Amounts shown in this column consist of the aggregate grant date fair value of shares of common stock earned during the applicable fiscal year, computed in accordance with FASB ASC Topic 718, “Stock Compensation,” associated with bonuses which were paid in shares of our common stock under our Performance Bonus Program for fiscal 2011 and 2012. Our methodology, including our underlying estimates and assumptions used in calculating these values, is set forth in Note 9 - Share-Based Compensation to our audited financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2013. As described above under “Compensation Discussion and Analysis - Elements of Our Compensation Program - Performance Bonus Program,” the Compensation Committee approves the amount of bonuses payable under the Performance Bonus Program after the end of each fiscal year based on our actual performance against the performance goals approved by the Compensation Committee at the outset of the fiscal year and has discretion to adjust these amounts based on individual performance and other factors. The Compensation Committee determined to pay bonuses under the fiscal 2013 Performance Bonus Program to the NEOs and other eligible employees in cash.

(4)
The amounts set forth under this column represent the aggregate grant date fair value of stock options granted in each fiscal year for financial reporting purposes under FASB ASC Topic 718, “Stock Compensation,” excluding the effect of estimated forfeitures for service-based vesting conditions. Our methodology, including our underlying estimates and assumptions used in calculating these values, is set forth in Note 9 - Share-Based Compensation to our audited financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2013.

(5)
Amounts shown in this column consist of the cash portion of the bonus amounts earned under our Performance Bonus Program as described above under “Compensation Discussion and Analysis - Elements of Our Compensation Program - Performance Bonus Program.” Amounts earned under our Performance Bonus Program for a particular fiscal year are typically paid in October of the following fiscal year. The cash portion of the Performance Bonus Program reported in the table above for fiscal years 2011 and 2012 was used to pay the employee's portion of applicable tax withholding obligations for the total bonus amounts when paid. The amounts reported in the table above for fiscal year 2013 represent the full amount of the bonuses earned by each of the NEOs under the fiscal 2013 Performance Bonus Program based on the Compensation Committee's determination that we achieved 121% of the performance goals for fiscal 2013, on a weighted-average basis, as described above under "Compensation Discussion and Analysis - Elements of Our Compensation Program - Performance Metrics."

(6)	The amounts set forth in this column consist of the following:

Name	Year	Perquisites		Company Contributions to Retirement and 401(k) Plans	Company Contributions to Nonqualified Deferred Compensation Plan	Total
Ron Squarer	2013	$192,459	(1)	$20,200	$34,317	$246,976
	2012	—		—	—	—
R. Michael Carruthers	2013	—		10,104	19,888	29,992
	2012	—		10,100	13,650	23,750
	2011	—		10,000	12,950	22,950
Kevin Koch, Ph.D.	2013	—		10,000	26,415	36,415
	2012	—		10,000	17,700	27,700
	2011	—		9,850	17,300	27,150
Michael N. Needle, M.D.	2013	—		1,925	1,925	3,850
David L. Snitman, Ph.D.	2013	—		10,114	21,905	32,019
	2012	—		10,000	15,100	25,100
	2011	—		9,850	14,650	24,500

(1)	Consists of reimbursement for relocation expenses.

Grants Of Plan-Based Awards

The following table sets forth information about grants of awards to our NEOs during the fiscal year ended June 30, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards per Share ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Ron Squarer	10/4/12				4,397			$25,459
	8/31/12	$136,250	$272,500	$408,750
	5/3/13					350,000	$5.94	1,275,853
R. Michael Carruthers	10/4/12				11,391			65,954
	8/31/12	61,285	122,570	183,855
	3/28/13					110,000	4.91	331,556
Kevin Koch, Ph.D.	10/4/12				22,718			131,537
	8/31/12	89,000	178,000	267,000
	3/28/13					120,000	4.91	361,698
Michael N. Needle, M.D.	4/1/13	20,000	40,000	60,000
	4/1/13					380,000	4.87	1,136,225
David L. Snitman, Ph.D.	10/4/12				16,975			98,285
	8/31/12	67,498	134,995	202,493
	3/28/13					95,000	4.91	286,344

(1)
Amounts in this column represent the threshold, target and maximum payout under the fiscal 2013 Performance Bonus Program based on achievement of minimum, target and stretch goals, respectively, approved by the independent directors of the Board of Directors on August 31, 2012. These goals and this plan are described above in Compensation Discussion and Analysis under “Elements of Our Compensation Program - Performance Bonus Program."

(2)	The shares set forth in this column represent the shares granted under the 2012 Performance Bonus Plan based on achievement of the fiscal 2012 goals.

(3)
Options reported in this column were granted under our Option Plan. The options vest in four equal annual installments and expire 10 years from the date of grant. Vesting is subject to acceleration for each of the NEOs as described below under “Employment Agreements.”

(4)
The amounts set forth under this column for awards of stock under our 2012 Performance Bonus Plan represent of the value of such shares based on the closing price of our common stock on the date of grant and for grants of stock options represent the total grant date fair value of the award calculated as of the grant date in accordance with FASB ASC Topic 718, “Stock Compensation,” excluding the effect of estimated forfeitures. These amounts do not represent cash payments made to the individuals or amounts realized in cash, or amounts that may be realized in cash. Under FASB ASC Topic 718, the fair value of stock options granted to employees is recognized ratably over the vesting period. Our methodology, including our underlying estimates and assumptions used in calculating these values, is set forth in Note 9 - Share-Based Compensation to our audited financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2013.

Outstanding Equity Awards at Fiscal Year End

The following table shows equity awards held by our NEOs and outstanding as of June 30, 2013. All awards represent grants of stock options under our Option Plan.

Name	Number of Securities Underlying Unexercised Options - Exercisable (#)		Number of Securities Underlying Unexercised Options - Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Ron Squarer	250,000	(1)	750,000	3.61	4/26/2022
	—	(2)	350,000	5.94	5/3/2023
R. Michael Carruthers	15,321	(3)	—	3.75	8/1/2013
	8,453	(4)	—	6.68	7/30/2014
	100,000	(5)	—	6.51	8/4/2015
	37,500	(6)	—	6.22	9/9/2018
	28,125	(7)	9,375	3.01	4/29/2019
	25,000	(8)	25,000	2.74	3/31/2020
	15,000	(9)	45,000	3.06	3/31/2021
	—	(10)	75,000	3.40	3/30/2022
	—	(11)	110,000	4.91	3/28/2023
Kevin Koch, Ph.D.	22,286	(3)	—	3.75	8/1/2013
	12,296	(4)	—	6.68	7/30/2014
	300,000	(12)	—	6.51	8/4/2015
	75,000	(13)	—	6.22	9/9/2018
	75,000	(14)	—	3.01	4/29/2019
	56,250	(15)	18,750	2.74	3/31/2020
	37,500	(16)	37,500	3.06	3/31/2021
	22,500	(17)	67,500	3.40	3/30/2022
	—	(18)	120,000	4.91	3/28/2023
Michael N. Needle, M.D.	—	(19)	380,000	4.87	4/1/2023
David L. Snitman, Ph.D.	21,357	(3)	—	3.75	8/1/2013
	11,783	(4)	—	6.68	7/30/2014
	200,000	(12)	—	6.51	8/4/2015
	50,000	(13)	—	6.22	9/9/2018
	50,000	(14)	—	3.01	4/29/2019
	56,250	(15)	18,750	2.74	3/31/2020
	37,500	(16)	37,500	3.06	3/31/2021
	22,500	(17)	67,500	3.40	3/30/2022
	—	(18)	95,000	4.91	3/28/2023

(1)	The option vests in four equal annual installments beginning April 26, 2013.

(2)	The option vests in four equal annual installments beginning May 3, 2014.

(3)	The option vested in four equal annual installments beginning July 1, 2004.

(4)	The option vested in four equal annual installments beginning July 1, 2005.

(5)	The option vested in four equal annual installments beginning December 1, 2007.

(6)	The option vested in four equal annual installments beginning December 1, 2009.

(7)	The option vests in four equal annual installments beginning December 1, 2010.

(8)	The option vests in four equal annual installments beginning December 1, 2011.

(9)	The option vests in four equal annual installments beginning December 1, 2012.

(10)	The option vests in four equal annual installments beginning December 1, 2013.

(11)	The option vests in four equal annual installments beginning December 1, 2014.

(12)	The option vested in four equal annual installments beginning February 6, 2007.

(13)	The option vested in four equal annual installments beginning June 16, 2009.

(14)	The option vests in four equal annual installments beginning June 16, 2010.

(15)	The option vests in four equal annual installments beginning June 16, 2011.

(16)	The option vests in four equal annual installments beginning June 16, 2012.

(17)	The option vests in four equal annual installments beginning June 16, 2013.

(18)	The option vests in four equal annual installments beginning June 16, 2014.

(19)	The option vests in four equal annual installments beginning April 1, 2014.

Option Exercises and Stock Vested

The following table shows information concerning shares of common stock acquired upon exercise of option awards and upon vesting of stock awards for the NEOs during the fiscal year ended June 30, 2013.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ron Squarer	—	—	4,397	$25,459
R. Michael Carruthers	—	—	11,391	65,954
Kevin Koch, Ph.D.	—	—	22,718	131,537
Michael N. Needle, M.D.	—	—	—	—
David L. Snitman, Ph.D.	—	—	16,975	98,285

(1)
The stock awards shown in this column consist of shares of common stock that were issued under our fiscal 2012 Performance Bonus Program on October 4, 2012. As of August 26, 2013, none of the shares shown as vested have been sold.

(2)
The amounts shown in this column are based on the closing price of our common stock on October 4, 2012, the date the shares were issued under our fiscal 2012 Performance Bonus Program, and do not represent cash payments made to the individuals or amounts realized in cash, or amounts that may be realized in cash.

Non-Qualified Deferred Compensation Table

The following table sets forth the aggregate contributions, earnings and withdrawals or distributions made during the fiscal year ended June 30, 2013, and the balance as of June 30, 2013, pursuant to the Array BioPharma Inc. Amended and Restated Deferred Compensation Plan, or DCP, as amended.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings or (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of June 30, 2013 ($)(3)
Ron Squarer	$76,253	$21,128	$8,009	—	$105,389
R. Michael Carruthers	13,956	13,956	11,345	32,831	77,677
Kevin Koch, Ph.D.	17,800	17,800	9,939	—	137,316
Michael N. Needle, M.D.	—	—	—	—	—
David L. Snitman, Ph.D.	15,371	15,371	9,157	75,326	81,017

(1)
NEOs enrolled in the DCP are entitled to defer up to 4% of total base salary and any cash bonus compensation for the fiscal year. The amounts in this column were contributed during the fiscal year and are also included in the Summary Compensation Table above in the "Salary" column. These amounts do not include the deferral of a portion of the bonus payable under the 2013 Performance Bonus Plan that will be paid in October 2013.

(2)
The Compensation Committee has approved matching contributions up to 4% of each of the eligible NEO's total salary and bonus for the year. Each of the NEOs were 100% vested in the amounts reported in this column, except Mr. Squarer, who was 25% vested, and Dr. Needle, who was not enrolled in fiscal 2013. The amounts in this column do not include matching contributions on the bonuses payable under the 2013 Performance Bonus Plan that will be paid in October 2013 that are included in the Summary Compensation Table above in the "All Other Compensation" column. See the section above entitled "Elements of Our Compensation Program - Deferred Compensation Plan" for more information about the terms of the DCP.

(3)	Of the totals in this column, the following amounts have previously been reported in the Summary Compensation Table for fiscal 2013 and for fiscal 2012 and 2011:

Name	Fiscal 2013	Prior Years	Total
Ron Squarer	$97,381	—	$97,381
R. Michael Carruthers	27,912	53,200	81,112
Kevin Koch, Ph.D.	35,600	70,000	105,600
Michael N. Needle, M.D.	—	—	—
David L. Snitman, Ph.D.	30,742	59,500	90,242

Employment Agreements
Ron Squarer
We entered into an Employment Agreement with Mr. Squarer on April 26, 2012 in connection with his appointment as Chief Executive Officer. The agreement has a four-year term and will renew automatically for additional one-year terms unless either party notifies the other party of its intention not to renew the agreement. Either party may terminate the agreement at any time upon 30 days' notice to the other party for any or no reason.
Under the terms of the agreement, Mr. Squarer is entitled to an initial annual salary of $525,000 and was paid a one-time cash bonus of $100,000. Mr. Squarer's annual salary may be adjusted from time to time at the discretion of the Compensation Committee. Mr. Squarer will be eligible to receive an annual bonus under our annual Performance Bonus Program, equal to a percentage of his base salary, which was pro rated in fiscal 2012 based on the percentage of the year he served as our Chief Executive Officer, and which is anticipated to range between 25% to 75%, with a target of 50%, subject to achievement of the performance goals under the Performance Bonus Program established by the Committee.
Mr. Squarer was granted stock options to purchase 1,000,000 shares of our common stock under our Option Plan when he was hired in April 2012 and an additional 350,000 shares following the one-year anniversary of his start date as a retention grant. Mr. Squarer's options vest in equal annual installments over a four-year period commencing on the first anniversary of the grant date, subject to acceleration in the following circumstances: 100% of any unvested options vest in full immediately upon his death; in the event of the termination of Mr. Squarer's employment by us without cause, the number of option shares scheduled to vest in the year of such termination will vest in connection with such termination; and 100% of any unvested options vest in full immediately upon the consummation of a Change of Control (as defined in the Employment Agreement), or upon a termination by Array without cause or by Mr. Squarer following certain events set forth in the agreement during the period commencing three months prior to the occurrence (or expected occurrence) of a Change of Control and ending 12 months after the occurrence of a Change of Control.
We also agreed to reimburse Mr. Squarer for certain relocation, transportation and temporary housing costs in connection with relocating to Colorado. Mr. Squarer is eligible for other benefits generally available to our employees and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with performing services under the agreement.
Mr. Squarer is entitled to severance payments under the agreement if his employment is terminated due to his disability, if Array terminates his employment without cause or if he terminates his employment following certain events set forth in the agreement. The severance payments are equal to (i) one year of his then current base salary (or two years base salary if his termination is three months prior to or 12 months after a Change of Control), plus (ii) the amount of the target performance bonus for the year of termination (or two times the target bonus amount if his termination is three months prior to or 12 months after a Change of Control), plus (iii) a lump sum equal to 12 months of COBRA premiums, after application of all deductions and withholdings, for him and his dependents. Severance payments are conditioned on Mr. Squarer entering into a mutually acceptable release and his compliance with his Noncompete Agreement and Confidentiality and Inventions Agreement. We have also agreed to pay Mr. Squarer an amount necessary to pay any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, that any payments made to him may be subject to, and to reimburse him for any taxes imposed on him as a result of this payment.
Mr. Squarer is also subject to a Noncompete Agreement and a Confidentiality and Inventions Agreement in which he agreed not to engage in certain competing activities during the term of his employment and for one year following a termination that results in the payment of severance to him. He also agreed during the term of his employment and for one year following any termination of his employment not to recruit or solicit any of our employees or, to the extent done for the purpose of engaging in activities prohibited by his Noncompete Agreement, any of the company's collaboration partners.

Other Executive Officers
Effective September 1, 2002, we entered into employment agreements with Dr. Koch, Dr. Snitman and Mr. Carruthers, and effective as of March 18, 2013, we entered into an employment agreement with Dr. Needle. The initial terms of the agreements with Dr. Koch, Dr. Snitman and Mr. Carruthers expired in September 2004 and have renewed each year since then for additional one-year terms. The initial term of the agreement with Dr. Needle expires in March 2017, after which it will automatically renew for additional one-year terms. Array or the employee, except for Dr. Needle, may terminate the agreement for any reason upon 30 days' prior notice to the other. These agreements specify initial annual salaries that are subject to subsequent adjustment by the Committee in its discretion. During fiscal 2013, annual salaries ranged from $350,200 to $445,000.
If the employment of Dr. Koch, Dr. Snitman or Mr. Carruthers is terminated as a result of disability or by us without cause, or if any of these employees terminates his employment following a reduction in his salary which is treated as a termination without cause by Array, we have agreed to pay the employee a severance payment equal to the greater of one year, or the remaining term, of his then-current base salary in equal monthly installments, and to cause any unvested options to vest. Upon a change of control of the company, 75% of the outstanding options held by Dr. Koch, Dr. Snitman and Mr. Carruthers will vest and the remaining 25% of their options will vest one year later if the employee is still working for us. If any of them decides to terminate his employment following a change of control, he would be entitled to receive the same severance payments described above as if his employment were terminated by us without cause, except that only 75% of his outstanding options will vest.
If Dr. Needle's employment is terminated as a result of disability or by us without cause, or if he terminates his employment following a reduction in his salary below his initial salary or a material diminishment of his duties as Chief Medical Officer, then Dr. Needle will be entitled to a severance payment equal to one year's current base salary, payable in equal monthly installments, and any unvested options that would have vested in the year of termination will vest. If any such termination is in connection with a change of control (which is deemed to include any such termination three months prior to or 12 months after a change of control), then Dr. Needle will be entitled to a severance payment equal to one year's current base salary, payable in equal monthly installments, and all outstanding options granted to Dr. Needle will immediately vest.
Each of these employees is also subject to a Confidentiality and Inventions Agreement and a Noncompete Agreement in which he has agreed for a period of two years, and in the case of Dr. Needle, one year, following termination of employment for any reason not to engage in any competing activities within a 50-mile radius of any area where we are doing business and not to recruit or solicit any of our employees or customers.
Potential Payments upon Termination or Change in Control
The employment agreements we have entered into with our NEOs provide for certain payments and acceleration and continuation of benefits upon specified terminations of employment or upon a change in control of Array. The post-termination arrangements under these agreements are described above under “Employment Agreements.” In addition, upon a change in control or upon termination of employment other than for cause, any unvested matching or discretionary contributions under the DCP held by an NEO will fully vest. As of June 30, 2013, each of our NEOs was fully vested in the DCP, except Mr. Squarer, who was 25% vested, and Dr. Needle, who was not enrolled in fiscal 2013.
The following table reflects the estimated potential payments upon termination or change in control that would be payable to each of the NEOs. For purposes of calculating the potential payments set forth in the tables below, we have assumed that (i) the date of termination was June 30, 2013 and (ii) the value of each share subject to a stock option that would be accelerated in the circumstances set forth in the table below equals $4.54, the closing market price of our common stock on June 28, 2013, the last trading day of the 2013 fiscal year. Therefore, any options having an exercise price greater than $4.54 are not reflected in the table below.

Name	Cash Severance (1)	Performance Bonus	Continuation of Medical Benefit Plans	Acceleration of Equity Awards		Excise Tax Restoration		Total
Ron Squarer:
Termination without Cause or Resignation for Good Reason	$545,000	$272,500	$25,368	$232,500		$—	(2)	$1,075,368
Change in Control	—	—	—	697,500		—	(2)	697,500
Termination without Cause or Resignation for Good Reason in connection with a Change in Control (3)	1,090,000	545,000	25,368	697,500		—	(2)	2,357,868
Voluntary retirement	—	—	—	—		—		—
Disability	545,000	272,500	25,368	—		—		842,868
Death	45,417	—	—	697,500		—		742,917
R. Michael Carruthers:
Termination without Cause or Resignation for Good Reason	350,200	—	—	211,444		—		561,644
Change in Control	—	—	—	158,583		—		158,583
Termination without Cause or Resignation for Good Reason in connection with a Change in Control	350,200	—	—	211,444	(4)	—		561,644
Voluntary retirement	—	—	—	—		—		—
Disability	350,200	—	—	211,444		—		561,644
Death	29,183	—	—	211,444		—		240,627
Kevin Koch, Ph.D.:
Termination without Cause or Resignation for Good Reason	445,000	—	—	166,200		—		611,200
Change in Control	—	—	—	124,650		—		124,650
Termination without Cause or Resignation for Good Reason in connection with a Change in Control	445,000	—	—	166,200	(4)	—		611,200
Voluntary retirement	—	—	—	—		—		—
Disability	445,000	—	—	166,200		—		611,200
Death	37,083	—	—	166,200		—		203,283
Michael N. Needle, M.D.:
Termination without Cause or Resignation for Good Reason	400,000	—	—	—		—		400,000
Change in Control	—	—	—	—		—		—
Termination without Cause or Resignation for Good Reason in connection with a Change in Control (3)	400,000	—	—	—		—		400,000
Voluntary retirement	—	—	—	—		—		—
Disability	400,000	—	—	—		—		400,000
Death	33,333	—	—	—		—		33,333
David L. Snitman, Ph.D.:
Termination without Cause or Resignation for Good Reason	385,700	—	—	166,200		—		551,900

Change in Control	—	—	—	124,650		—	124,650
Termination without Cause or Resignation for Good Reason in connection with a Change in Control	385,700	—	—	166,200	(4)	—	551,900
Voluntary retirement	—	—	—	—		—	—
Disability	385,700	—	—	166,200		—	551,900
Death	32,142	—	—	166,200		—	198,342

(1)
The amounts reported in the table above do not include payments that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, which includes accrued salary and vacation pay, distributions of plan balances under our 401(k) plan, our ESPP or the DCP.

(2)
Under the terms of Mr. Squarer's employment agreement, in the event Mr. Squarer is subject to an excise tax pursuant to Section 4999 in connection with any payments made under his employment agreement together with any other payments we make to him, we will reimburse him for the full tax amount, and all interest or penalties, he is subject to and for any income tax payable as a result of this reimbursement. As calculated as of June 30, 2013, Mr. Squarer would not be subject to an excise tax and therefore would not receive an excise tax gross-up.

(3)	A termination of the employee's employment within three months prior to or 12 months after consummation of a Change of Control is deemed to be in connection with such Change of Control.

(4)
If the employee is not terminated in connection with a Change in Control, or the employee resigns on or within 30 days after the closing date of an event which constitutes a Change in Control, only 75% of unvested options vest. The remaining 25% of unvested options would vest only if the employee continues service until the earlier of a termination without Cause or one year from the Change in Control, as these terms are defined in the employee's employment agreement with us.

Actual amounts that a NEO could receive in the future could differ materially from the amounts reported above as a result of many factors, including changes in our stock price, changes in base salary, target and actual bonus amounts, and the vesting provisions and grants of additional equity awards.
Retirement Savings Plan
We maintain a 401(k) Savings Plan that is intended to be a qualified retirement plan under the Internal Revenue Code. Generally, all of our employees, excluding leased and intern employees, are eligible to participate in the 401(k) Plan. Employees may enroll in the 401(k) Plan at the first calendar quarter following their original employment date and make salary deferral contributions, subject to the limitations imposed by the Internal Revenue Code. Array matches 100% of the first 4% of each participant's semi-monthly contribution. In addition, Array may make annual discretionary profit sharing contributions in an amount to be determined at the 401(k) Plan year-end by the Board of Directors; no discretionary contributions were made in fiscal 2013. Participants' contributions may be invested in any of several investment alternatives. Participants become vested in our contributions according to a graduated vesting schedule based upon length of service with us. Each of our NEOs was fully vested in these contributions as of fiscal 2013, except Mr. Squarer, who is 25% vested, and Dr. Needle, who was not enrolled in fiscal 2013.
COMPENSATION OF DIRECTORS
Cash compensation to our non-employee directors consists of quarterly retainers and meeting fees. The Compensation Committee periodically reviews and analyzes compensation data among the same peer group as is used in determining executive compensation and, as appropriate, adjusts director compensation to ensure that we are able to attract and retain individuals with the experience and expertise we need to help us achieve our strategic goals. During fiscal 2013, the quarterly retainer for non-employee board members was $5,000 and meeting fees were $2,000 for each Board of Directors meeting they attended, and the Chairman of the Board received a quarterly retainer of $10,000 and meeting fees of $4,000. Members of the Compensation Committee and the Corporate Governance Committee received $1,500 for each committee meeting they attended, and the chairs of these committees received an additional $1,500 for each committee meeting that they chaired. Audit Committee members received $2,000 for each Audit Committee meeting they attended and the chair received an additional $2,000 for each Audit Committee meeting that he chaired. Our non-employee directors were compensated at a rate of 50% of the foregoing meeting fees if a Board of Directors or committee meeting was held via teleconference. In addition, each non-employee director is reimbursed for reasonable out-of-pocket expenses incurred while attending any meeting of the Board of Directors or of a committee of the Board of Directors.
We also make annual stock option grants to our non-employee directors under our Option Plan at an exercise price equal to the fair market value on the date of grant. Prior to fiscal 2011, we made grants of options to purchase 15,000 shares of our common stock which vested in three equal annual installments, subject to continued service on the Board of Directors. On October 26, 2011, our Board of Directors, on the recommendation of the Compensation Committee, increased the annual grant to 20,000 shares of common stock and modified the vesting to provide for vesting on the first anniversary of the grant date subject to continued service on the Board of Directors. The last tranches of previously granted stock option grants will vest on November 4, 2013.
Director Compensation Table
The following table sets forth compensation paid to or earned by each of our directors who served on our Board during the year ended June 30, 2013. Our employee directors do not receive any separate compensation in consideration for their service on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)(2)	Total ($)
Kyle A. Lefkoff, Chairman	$75,750		$52,958	$128,708
Gwen A. Fyfe, M.D.	33,500	(3)	52,958	86,458
John A. Orwin	17,025		54,795	71,820
Liam T. Ratcliffe, M.D., Ph.D.	37,750		52,958	90,708
Gil J. Van Lunsen	49,500		52,958	102,458
John L. Zabriskie, Ph.D.	40,000		52,958	92,958
Francis J. Bullock, Ph.D.	19,500		—	19,500

(1)
The amounts set forth in this column represent the aggregate grant date fair value of stock-based compensation granted in fiscal 2013 for financial reporting purposes under FASB ASC Topic 718, “Stock Compensation,” excluding the effect of estimated forfeitures for service-based vesting conditions. See Note 9 - Share-Based Compensation to our audited financial statements set forth in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2013 for the assumptions used in determining such amounts. The options vest on the first anniversary of the grant date, subject to continued service on the Board, and expire ten years from the date of grant.

(2)
Consists of options to purchase 20,000 shares which were granted in fiscal 2013. As of August 26, 2013, outstanding options to purchase 190,000, 40,000, 20,000, 40,000, 155,000 and 165,000 shares of common stock were held by Mr. Lefkoff, Dr. Fyfe, Mr. Orwin, Dr. Ratcliffe, Mr. Van Lunsen and Dr. Zabriskie, respectively.

(3)
In addition to fees earned in connection with her service as a director shown in the table above, Dr. Fyfe has consulted with the company from time to time on clinical development issues and is paid a consulting fee in consideration for those services. The amount of these fees in fiscal 2013 was $7,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our executive officers serve as a member of the Board of Directors or Compensation Committee of any other company that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee, nor has such a relationship existed in the past.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
Policies and Procedures with Respect to Related Person Transactions
Our Audit Committee charter requires that the Audit Committee approve all related person transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee has adopted a written policy governing its review of transactions with related persons. Pursuant to this policy, identified transactions in which related persons have a direct or indirect material interest, are subject to approval or ratification by the Audit Committee. Certain transactions that are not required to be disclosed under Item 404 of Regulation S-K, including compensation and compensation-related transactions, are not subject to this policy. Our policy also requires approval or ratification for any material amendments to ongoing related person transactions. In determining whether to approve a related person transaction, the Audit Committee will consider all relevant facts and circumstances available to it, which may include the benefits of the transaction to the Company, the impact of the transaction on a director's independence, the availability of other sources for comparable products or services, and the terms of the transaction as compared with those available to or from unrelated third parties. No director will participate in the discussion of any related person transaction in which that director has a direct or indirect interest, other than to provide material information about the transaction to the Audit Committee. For purposes of this policy, the term “related person” has the meaning contained in Item 404 of Regulation S-K and includes our executive officers, directors and director nominees (and their respective immediate family members or persons sharing their household), stockholders owning in excess of 5% of our outstanding capital stock or any entity owned or controlled by any of the foregoing or in which any of the foregoing has a substantial ownership interest.
Related Person Transactions
Registration Rights
Prior to our initial public offering and in connection with the sale and issuance of our Series A preferred stock in May 1998 and August 1998, our Series B preferred stock in November 1999, and our Series C preferred stock in August 2000, we entered into an agreement with the investors in such financings providing for registration rights with respect to the shares of common stock, including those issuable upon conversion of each series of preferred stock, held and subsequently acquired by these investors. Currently, 3.6 million shares of our common stock are entitled to registration rights pursuant to terms and conditions of this agreement. The registration rights under this agreement allow the holders of at least 30% of the shares of common stock held by such holders then outstanding to require us to register their shares under the Securities Act on up to two occasions, subject to limitations described in the agreement. In addition, these holders can require us to include their shares in future registrations of our shares for our account or the account of another stockholder. These holders may also require us to register their shares on up to two occasions in any calendar year on Form S-3. These registration rights are subject to limitations and conditions, including the right of underwriters to limit the number of shares of common stock held by existing stockholders to be included in a registration. The registration rights as to any holder will terminate when all securities held by the holder entitled to registration rights can be sold within a three-month period under Rule 144 of the Securities Act and when the number of shares held by the holder is less than 1% of our outstanding capital stock on an as converted to common stock basis. In addition, we are generally required to bear all expenses of registration, including the reasonable fees of a single counsel acting on behalf of all selling stockholders, except underwriting discounts and selling commissions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and certain stockholders to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in common stock. During the fiscal year ended June 30, 2013, to our knowledge and based solely on copies of these reports furnished to us by our directors, executive officers and 10% beneficial stockholders, all Section 16(a) reports were timely filed.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING
Submission of Stockholder Proposals for Inclusion in next year's Annual Meeting Proxy Statement
Any proposal or proposals by a stockholder intended to be included in the Proxy Statement and form of proxy relating to the 2014 Array Annual Meeting of Stockholders must be received by Array no later than May 16, 2014, (120 days prior to September 13, 2014) according to the proxy solicitation rules of the SEC, and must comply with the other proxy solicitation rules promulgated by the SEC and with the procedures set forth in our Bylaws. Proposals should be sent to the Secretary of Array at 3200 Walnut Street, Boulder, Colorado 80301. Nothing in this paragraph shall be deemed to require Array to include in its Proxy Statement and proxy relating to the 2014 Annual Meeting of Stockholders any stockholder proposal which may be omitted from the proxy materials according to applicable regulations of the SEC in effect at the time the proposal is received.
Other Stockholder Proposals for Presentation at Next Year's Annual Meeting
A stockholder who wishes to submit a proposal or nominate a candidate to serve as a director for consideration at the 2014 Annual Meeting outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 and that will not be included in the Proxy Statement for such meeting must, in accordance with Section 2.2 of our Bylaws, file a written notice with the Secretary of Array which conforms to the requirements of the Bylaws and any additional information required for nominations to the Board of Directors described below. Only nominations or proposals made by a stockholder who is a stockholder of record both on the date of giving such notice and on the record date for the determination of stockholders entitled to vote at such Annual Meeting will be considered eligible to serve as a director or be transacted at an Annual Meeting. Our Bylaws are on file with the SEC, and may be obtained from our Secretary upon request and are available under the Investor Relations portion of our website at www.arraybiopharma.com. The officer who will preside at the stockholders meeting will determine whether the information provided in such notice satisfies the requirements of the Bylaws. Such notice of a stockholder proposal must be delivered no earlier than July 25, 2014, and no later than August 24, 2014. Any stockholder proposal that is not submitted in accordance with the foregoing procedures will not be considered to be properly brought before the 2014 Annual Meeting.
Stockholder Nominations to the Board of Directors
The Corporate Governance Committee of the Board of Directors will consider nominating directors to the Board of Directors who are recommended by stockholders pursuant to the procedures described above for submission of stockholder proposals and the procedures set forth below. The Corporate Governance Committee has adopted the following set of minimum qualifications for candidates nominated for election or reelection to the Board of Directors:

•	Personal characteristics:

•	highest personal and professional ethics, integrity and values;

•	an inquiring and independent mind, with a respect for the views of others;

•	ability to work well with others;

•	practical wisdom and mature judgment.

•	Broad, policy-making level training and experience in business, government, academia or science to understand business problems and evaluate and formulate solutions.

•	Expertise that is useful to Array and complementary to the background and experience of other Board of Directors members.

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Willingness to devote the time necessary to carrying out the duties and responsibilities of membership on the Board of Directors and to be an active, objective and constructive participant at meetings of the Board of Directors and its Committees.

•	Commitment to serve on the Board of Directors over a period of several years to develop knowledge about our principal operations.

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance.
The Corporate Governance Committee will also consider other relevant factors, such as the existence of any relationship that would interfere with the exercise of a candidate's independent judgment. The Board of Directors does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Corporate Governance Committee believes the qualifications described above enable it to identify director candidates that possess the diversity in backgrounds, industry knowledge, skills and experiences that are important to the Board's overall effectiveness.
The Corporate Governance Committee has not received any timely nominations for director from stockholders for the 2013 Annual Meeting. The Corporate Governance Committee must receive proposals for stockholder nominations on or before the deadline for the submission of stockholder proposals for such Annual Meeting set forth in our Bylaws and required by the rules of the SEC, as described above. As required by our Bylaws, stockholder proposals must include the following information:

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Information regarding the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made making the proposal, including name, address and number of shares of Array stock beneficially owned by such stockholder and such beneficial owner;

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A description of any agreement, arrangement or understanding between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any other person or persons in connection with such nomination and the name and address of any other person or persons known to the stockholder or such beneficial owner to support such nomination;

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A description of any option, warrant, convertible security or a settlement payment or mechanism at a price related to any class or series of our capital stock, whether or not settled in cash or in securities, directly or indirectly owned by such stockholder or beneficial owner;

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A description of any agreement, arrangement or understanding (including any short positions, profits interests, hedging transactions, borrowed or loaned shares) that has been entered into or made as of the date of the stockholder's notice by, or on behalf of, such stockholder and such beneficial owner, if any, the effect or intent of which is to mitigate loss to or manage risk of stock prices changes for, or to increase the voting power of, such stockholder or beneficial owner with respect to shares of our capital stock;

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A representation that the stockholder will update the information set forth in clauses above as of the record date for the meeting by delivery of written notice to us promptly following the later of the record date or public announcement of the record date;

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A representation whether the stockholder or the beneficial owner, if any, or the group of which it is a part, intends to deliver a Proxy Statement and/or form of proxy or otherwise to solicit proxies from stockholders in support of the nomination;

•	A representation that the stockholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting, and

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The name and address of the person being nominated and such other information regarding each nominated person that would be required in a Proxy Statement filed pursuant to the SEC's proxy rules, including, but not limited to:

•	A copy of the nominee's current resume

•	Biographical information concerning the nominee for the last five years, including directorships and positions held with other companies

•	The nominee's date of birth

•	A list of references

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A description of any relationship, arrangement or understanding between the stockholder making the proposal and the nominee and any other person (including names), pursuant to which the nomination is being made

•	A description of any direct or indirect relationship, arrangement or understanding between the stockholder making the proposal or the nominee and Array

•	The consent of each nominee to being named in the Proxy Statement and to serve as a director if elected

•	Any other information we may reasonably require to determine the eligibility of the proposed nominee to serve as a director
Following verification of this information, the Corporate Governance Committee will make an initial analysis of the qualifications of the candidate based on Array's general criteria for director nominations, and if the Corporate Governance Committee believes the candidate meets the criteria, the Committee would further evaluate the candidate which generally would involve a review of background materials, internal discussions and interviews with the candidate. If the Corporate Governance Committee supports the candidate, it would recommend the candidate for consideration by the Board. The Corporate Governance Committee has historically not retained a recruiting firm or third party to assist in the identification or evaluation of potential nominees and will evaluate all candidates to the Board of Directors in the same manner regardless of whether the nominee is recommended by a stockholder or some other source.